Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

Report of Independent Auditors

To the Board of Directors of Assured Guaranty Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2017.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 12, 2018

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2017	As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,696 and $2,653)	$2,937	$2,797
Short-term investments, at fair value	57	99
Other invested assets	5	91
Equity method investments in affiliates	224	306
Total investment portfolio	3,223	3,293
Cash	46	68
Premiums receivable, net of commissions payable	172	213
Ceded unearned premium reserve	223	310
Reinsurance recoverable on unpaid losses	205	291
Salvage and subrogation recoverable	310	125
Credit derivative assets	37	58
Deferred tax asset, net	69	422
Current income tax receivable	168	—
Financial guaranty variable interest entities’ assets, at fair value	122	232
Other assets	132	215
Total assets	$4,707	$5,227
Liabilities and shareholder’s equity
Unearned premium reserve	$891	$1,202
Loss and loss adjustment expense reserve	473	479
Reinsurance balances payable, net	78	83
Note payable to affiliate	300	300
Credit derivative liabilities	223	306
Current income tax payable	—	11
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	131	205
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	2	41
Other liabilities	91	196
Total liabilities	2,189	2,823
Commitments and contingencies (see Note 16)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding in 2017 and 2016)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding in 2017 and 2016)	15	15
Additional paid-in capital	1,042	1,041
Retained earnings	1,253	1,283
Accumulated other comprehensive income, net of tax of $41 and $38	208	65
Total shareholder’s equity	2,518	2,404
Total liabilities and shareholder’s equity	$4,707	$5,227

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2017	2016	2015
Revenues
Net earned premiums	$231	$285	$230
Net investment income	136	106	79
Net realized investment gains (losses):
Other-than-temporary impairment losses	(4)	(9)	(7)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	2	(4)	0
Net impairment loss	(6)	(5)	(7)
Other net realized investment gains (losses)	45	12	13
Net realized investment gains (losses)	39	7	6
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	6	35	(57)
Net unrealized gains (losses)	65	7	531
Net change in fair value of credit derivatives	71	42	474
Fair value gains (losses) on committed capital securities	(2)	(1)	15
Fair value gains (losses) on financial guaranty variable interest entities	6	14	6
Bargain purchase gain and settlement of pre-existing relationships, net	58	257	54
Other income (loss)	16	17	11
Total revenues	555	727	875
Expenses
Loss and loss adjustment expenses	54	46	200
Amortization of deferred ceding commissions, net	(1)	(3)	0
Interest expense	11	11	15
Other operating expenses	73	82	75
Total expenses	137	136	290
Income (loss) before income taxes and equity in net earnings of investee	418	591	585
Provision (benefit) for income taxes
Current	(198)	58	20
Deferred	328	8	156
Total provision (benefit) for income taxes	130	66	176
Equity in net earnings of investee	32	44	39
Net income (loss)	$320	$569	$448

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$320	$569	$448
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $33, $17 and $(7)	61	24	(13)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $21, $10, and $(3)	39	20	(6)
Unrealized holding gains (losses) arising during the period, net of tax	100	44	(19)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $23, $2 and $2	42	5	4
Change in net unrealized gains on investments	58	39	(23)

Change in cumulative translation adjustment, net of tax provision (benefit) of $(2), $(5) and $(4)	11	(22)	(6)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(5), $0 and $0	(9)	—	—
Change in cumulative translation adjustment, net of tax	20	(22)	(6)
Other comprehensive income (loss)	78	17	(29)

Comprehensive income (loss)	$398	$586	$419

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2017, 2016 and 2015

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2014	$—	$15	$1,042	$435	$77	$1,569
Net income	—	—	—	448	—	448
Dividends	—	—	—	(90)	—	(90)
Other comprehensive loss	—	—	—	—	(29)	(29)
Balance at December 31, 2015	—	15	1,042	793	48	1,898
Net income	—	—	—	569	—	569
Dividends	—	—	—	(79)	—	(79)
Other comprehensive income	—	—	—	—	17	17
Other	—	—	(1)	—	—	(1)
Balance at December 31, 2016	—	15	1,041	1,283	65	2,404
Net income	—	—	—	320	—	320
Net impact of sale of the European Subsidiaries to affiliate (see Note 1)	—	—	—	(203)	37	(166)
Dividends - cash	—	—	—	(107)	—	(107)
Dividends - transfer of benefit/health/retirement plans to AG US Services (see Note 15)	—	—	—	(12)	—	(12)
Reclassification of stranded tax effects (see Note 1)	—	—	—	(28)	28	—
Other comprehensive income (see Note 19)	—	—	—	—	78	78
Other	—	—	1	—	—	1
Balance at December 31, 2017	$—	$15	$1,042	$1,253	$208	$2,518

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2017	2016	2015
Operating Activities:
Net Income	$320	$569	$448
Adjustments to reconcile net income to net cash flows provided by operating activities:
Non-cash interest and operating expenses	0	5	4
Net amortization of premium (discount) on investments	(40)	(18)	9
Provision (benefit) for deferred income taxes	328	8	156
Net realized investment losses (gains)	(39)	(7)	(6)
Net unrealized losses (gains) on credit derivatives	(65)	(7)	(531)
Fair value losses (gains) on committed capital securities	2	1	(15)
Bargain purchase gain and settlement of pre-existing relationships, net	(58)	(257)	(54)
Equity in net earnings of investee	(32)	(44)	(39)
Change in deferred ceding commissions, net	(2)	(5)	(3)
Change in premiums receivable, net of premiums payable and commissions	14	12	(4)
Change in ceded unearned premium reserve	88	106	82
Change in unearned premium reserve	(328)	(391)	(295)
Change in loss and loss adjustment expense reserve, net	(60)	(83)	189
Change in current income tax	(198)	16	(45)
Change in financial guaranty variable interest entities' assets and liabilities, net	(1)	(10)	(3)
Dividends received from investee (see Note 11)	42	114	—
Other	(3)	(49)	36
Net cash flows provided by (used in) operating activities	(32)	(40)	(71)
Investing activities
Fixed-maturity securities:
Purchases	(1,002)	(516)	(1,016)
Sales	561	692	1,194
Maturities	192	212	161
Net sales (purchases) of short-term investments	(19)	184	476
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	28	511	147
Acquisitions, net of cash acquired (see Note 2)	95	(442)	(800)
Proceeds from return of capital (see Note 11)	70	4	—
Sale of the European Subsidiaries to affiliates, net of cash sold (see Note 1)	127	—	—
Other	89	0	42
Net cash flows provided by (used in) investing activities	141	645	204
Financing activities
Dividends paid	(107)	(79)	(90)
Net paydowns of financial guaranty variable interest entities’ liabilities	(30)	(476)	(48)
Net cash flows provided by (used in) financing activities	(137)	(555)	(138)
Effect of foreign exchange rate changes	4	(2)	(1)
Increase (decrease) in cash and restricted cash	(24)	48	(6)
Cash and restricted cash at beginning of period (see Note 10)	70	22	28
Cash and restricted cash at end of period (see Note 10)	$46	$70	$22
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$0	$38	$60
Interest	$11	$11	$15

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which terminations have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all material adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

As of December 31, 2017, AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. (MAC Holdings), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

Assured Guaranty is actively working to combine the operations of its European subsidiaries, Assured Guaranty (Europe) plc (AGE), Assured Guaranty (UK) plc (AGUK), Assured Guaranty (London) plc (AGLN) and CIFG Europe S.A. (CIFGE), through a multi-step transaction, which ultimately is expected to result in AGUK, AGLN and CIFGE transferring their insurance portfolios to and merging with and into AGE. Any such combination will be subject to regulatory and court approvals. As an initial step, on June 26, 2017, AGC sold to its affiliate Assured Guaranty Municipal Corp. (AGM) all of the shares of its direct, wholly owned subsidiaries, AGUK, CIFGE and AGLN (the acquisition of which is described in Note 2,

Acquisitions) (collectively, the European Subsidiaries). That sale of AGC's European Subsidiaries was approved by the New York State Department of Financial Services, the Maryland Insurance Administration (MIA) and the U.K. Prudential Regulation Authority (PRA).

The total consideration of $411 million paid by AGM to purchase AGC's European Subsidiaries consisted of: (i) $344 million gross principal amount of the Series A-1 Floating Rate Guaranteed Notes due December 21, 2035 issued by Orkney Re II plc (the Orkney Bonds) and (ii) $139 million of cash.  The carrying value of the European Subsidiaries, as of June 26, 2017, was approximately $651 million. In addition, AGC's approximately $55 million deferred tax liability at June 26, 2017 on unremitted earnings of its European Subsidiaries was transferred to AGM.

AGUK guarantees the Orkney Bonds through a financial guarantee; it cedes 90% of the exposure to AGC and retains the remaining 10%. The $344 million principal amount of Orkney Bonds had a fair value (inclusive of the AGUK's financial guarantee) of $272 million and constituted 90% of the total amount of Orkney Bonds owned by AGM.

In accordance with GAAP guidance on common control transactions, the net loss on the sale of the European Subsidiaries of approximately $166 million is recorded as a direct reduction to shareholder's equity. This net reduction consists of a $203 million dividend, offset by an AOCI increase of $37 million (comprising $17 million of cumulative translation adjustment benefit and $20 million of net unrealized gains). The Orkney Bonds are recorded excluding the value of AGUK's financial guarantee, and are carried in the financial statements of the Company on the same basis as the common parent, Assured Guaranty US Holdings Inc. (AGUS), with approximately $44 million in gains established in accumulated other comprehensive income (AOCI).

Impact of Sale of the European Subsidiaries

(in millions)
Consideration received	$411

Carrying value of European Subsidiaries	651
Deferred tax liabilities transferred	(55)
Net carrying value transferred	596

Impact before other related adjustments	(185)
Elimination of the financial guarantee on Orkney Bonds	20
Other	(1)
Net shareholder's equity impact	$(166)

Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are recorded in other comprehensive income (loss) (OCI). Gains and losses relating to transactions in denominations, other than the functional currency, are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other accounting policies are included in the following notes.

Accounting Policies

Acquisitions	Note 2
Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 5
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 6
Fair value measurement	Note 7
Credit derivatives (at fair value)	Note 8
Variable interest entities (at fair value)	Note 9
Investments and cash	Note 10
Income taxes	Note 13
Note Payable to Affiliate and Credit Facilities	Note 17
Employee benefit plans	Note 18

Adopted Accounting Standards

Accounting for the 2017 Tax Cuts and Jobs Act

In January 2018, the Securities and Exchange Commission issued Staff Accounting Bulletin 118 (SAB 118), providing guidance to companies on the accounting for the income tax effects of the 2017 Tax Cuts and Jobs Act (Tax Act) in financial statements for the period that includes the date of enactment, December 22, 2017. SAB 118 states that:

•	for income tax effects of the Tax Act for which the accounting is incomplete and for which the Company cannot reasonably estimate an amount, qualitative disclosures must be provided;

•
for income tax effects of the Tax Act for which the accounting is incomplete but for which the Company has determined a reasonable estimate and recorded a provisional amount, disclosures of such items; and

•	for income tax effects of the Tax Act for which the Company has completed its accounting and determined a final amount, disclosure of such amounts.
For those effects for which the accounting has not been completed by the time the financial statements that include the enactment date are released, SAB 118 allows for a measurement period not to extend beyond one year after the enactment date to adjust those tax effects. In 2017, the Company recorded a provisional tax expense of $42 million attributable to the Tax Act.  See Note 13, Income Taxes for the Company’s disclosures regarding the effects of the Tax Act.

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income, which allows entities to elect to reclassify, from accumulated other comprehensive income (AOCI) to retained earnings, stranded tax effects resulting from the Tax Act.

Under existing U.S. GAAP, deferred tax assets and liabilities are required to be adjusted for the effect of a change in tax laws or rates, with the effect included in income from continuing operations in the reporting period that includes the enactment date, even in situations in which the related income tax effects of items in AOCI were originally recognized in other comprehensive income (rather than in net income). This results in the tax rate for items within AOCI continuing to be recorded at the previous tax rate (stranded tax effects).

The Company adopted this ASU in its 2017 financial statements and elected to reclassify approximately $28 million from AOCI to retained earnings, which is primarily attributable to the reduction in the corporate tax rate.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively. The required reconciliation is shown in Note 10, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU was adopted on January 1, 2017 and did not have an effect on the Company’s consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted on January 1, 2017 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is to be applied on a modified retrospective basis (i.e. by recording a cumulative effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted). The ASU was adopted on January 1, 2018 with no effect on the consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Amendments under this ASU apply to the Company's FG VIE liabilities, for which the Company has historically elected to measure through the income statement under the fair value option, and to certain equity securities in the Company's investment portfolio.

For FG VIE liabilities, the portion of the change in fair value caused by instrument specific credit risk will be separately presented in OCI as opposed to the income statement. Equity securities, except those that are accounted for under the equity method of accounting or that resulted in consolidation of the investee by the Company, will need to be accounted for at fair value with changes in fair value recognized through net income instead of OCI. Effective January 1, 2018, the Company adopted this ASU with a cumulative-effect adjustment to the statement of financial position as of January 1, 2018. This resulted in a reclassification of a $5 million loss, net of tax, from retained earnings to AOCI.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company intends to adopt this ASU on January 1, 2019. The Company is evaluating the effect that this ASU will have on its consolidated financial statements. The Company currently accounts for its lease expense on a straight-line basis. See Note 16, Commitments and Contingencies for additional information on the Company's leases.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will be required to use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt instruments such as reinsurance recoverables, loans and held-to-maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  The Company is evaluating the effect that this ASU will have on its consolidated financial statements. See Note 10, Investments and Cash for the Company's current accounting policy with respect to available-for-sale securities.

2.	Acquisitions

Accounting Policies

Consistent with one of Assured Guaranty's key business strategies of supplementing its book of business through acquisitions, the Company has acquired three financial guaranty companies since January 1, 2015, as described below. The acquisitions were accounted for under the acquisition method of accounting which requires that the assets and liabilities acquired be recorded at fair value. The Company exercised significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in each of the acquisitions. The most significant of these determinations related to the valuation of the acquired financial guaranty insurance contracts. On an aggregate basis, the acquired companies' contractual premiums for financial guaranty insurance contracts acquired were less than the premiums a market participant of similar credit quality would demand to acquire those contracts at the date of acquisition (particularly for below-investment-grade (BIG) transactions), resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology used to measure the fair value of assets acquired and liabilities assumed in the acquisitions, see Note 7, Fair Value Measurement.

The fair value of the Company's stand-ready obligation on the date of acquisition is recorded in unearned premium reserve. Thereafter, loss reserves and loss and loss adjustment expenses (LAE) are recorded in accordance with the Company's accounting policy described in the Note 5, Expected Losses to be Paid and Note 6, Contracts Accounted for as Insurance.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and each of the acquired companies had pre-existing reinsurance relationships, which were effectively settled at fair value on the acquisition dates. The gain or loss on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed or ceded balances that were recorded by the Company and the fair value of ceded or assumed balances acquired.

MBIA UK Insurance Limited

On January 10, 2017 (the MBIA UK Acquisition Date), AGC completed its acquisition of MBIA UK Insurance Limited (MBIA UK), the U.K. operating subsidiary of MBIA Insurance Corporation (MBIA) (the MBIA UK Acquisition). As consideration for the outstanding shares of MBIA UK plus $23 million in cash, AGC exchanged all its holdings of notes issued in the Zohar II 2005-1 transaction (Zohar II Notes), which were insured by MBIA. AGC’s Zohar II Notes had total outstanding principal of approximately $347 million and fair value of $334 million as of the MBIA UK Acquisition Date. The MBIA UK Acquisition added approximately $12 billion of net par insured on January 10, 2017.

MBIA UK was renamed Assured Guaranty (London) Ltd. and on June 1, 2017, was re-registered as a public limited company (plc). Further, AGLN was sold by AGC to AGM and then contributed by AGM to AGE on June 26, 2017. See Note 1, Business and Basis of Presentation for additional information on Assured Guaranty's European subsidiaries combination.

The following table shows the net effect of the MBIA UK Acquisition, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of MBIA UK Acquisition
	(in millions)
Purchase price (1)	$334	$—	$334

Identifiable assets acquired:
Investments	459	—	459
Cash	72	—	72
Premiums receivable, net of commissions payable	274	(3)	271
Other assets	16	(6)	10
Total assets	821	(9)	812

Liabilities assumed:
Unearned premium reserves	389	(6)	383
Current tax payable	25	—	25
Other liabilities	4	(4)	0
Total liabilities	418	(10)	408
Net assets of MBIA UK	403	1	404
Cash acquired from MBIA Holdings	23	—	23
Deferred tax liability	(36)	—	(36)
Net asset effect of MBIA UK Acquisition	390	1	391
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, after-tax	56	1	57
Deferred tax	—	1	1
Bargain purchase gain and settlement of pre-existing relationships resulting from MBIA UK Acquisition, pre-tax	$56	$2	$58
_____________________

(1)
The purchase price of $334 million was allocated as follows: (1) $329 million for the purchase of net assets of $385 million, and (2) the settlement of pre-existing relationships between MBIA UK and Assured Guaranty at a fair value of $5 million.

The Company believes the bargain purchase gain resulted from MBIA's strategy to address its insurance obligations with regards to the Zohar II Notes, the issuers of which MBIA did not expect would have sufficient funds to repay such notes in full on the scheduled maturity date of such notes in January 2017.

Revenue and net income (excluding the effects of subsequent tax reform) related to MBIA UK from the MBIA UK Acquisition Date through June 26, 2017 (the date of the sale of MBIA UK to AGM) included in the consolidated statement of operations were approximately $149 million and $112 million, respectively, including the bargain purchase gain, settlement of pre-existing relationships, activity during the period and realized gain on the disposition of AGC's Zohar II Notes. For the six months period ended June 30, 2017, the Company recognized transaction expenses related to the MBIA UK Acquisition of $7 million comprising primarily legal and financial advisors fees.

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and MBIA UK as if the acquisition had been completed on January 1, 2016, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and MBIA UK and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships, the realized gain on the disposition of the Zohar II Notes and MBIA UK acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2016, nor is it indicative of the results of operations in future periods. The Company did not include any pro forma combined financial information for 2017 as substantially all of MBIA UK's results of operations for relevant period in 2017 are included in the year ended December 31, 2017 consolidated statements of operations.

Unaudited Pro Forma Results of Operations

Year Ended December 31, 2016
(in millions)
Pro forma revenues	$898
Pro forma net income	692

CIFG Holding Inc.

On July 1, 2016, AGC acquired all of the issued and outstanding capital stock of CIFG Holding Inc. (CIFGH, and together with its subsidiaries, CIFG) (the CIFG Acquisition), the parent of financial guaranty insurer CIFG Assurance North America, Inc. (CIFGNA) for $450.6 million in cash. AGC merged CIFGNA with and into AGC, with AGC as the surviving company, on July 5, 2016. The CIFG Acquisition added $4.4 billion of net par insured on July 1, 2016. The CIFG Acquisition also caused the cancellation of a retrocession from AGC to Assured Guaranty Re Ltd. (AG Re) of $1.2 billion of insured par that had been reinsured by AGC from CIFG, so the CIFG Acquisition added $5.6 billion of net par insured to AGC on July 1, 2016.

At the time of the CIFG Acquisition, CIFGNA had a subsidiary financial guaranty company domiciled in France, CIFGE, which had been put into run-off and surrendered its licenses. CIFGNA had reinsured all of CIFGE’s outstanding financial guaranty business and also had issued a “second-to-pay policy” pursuant to which CIFGNA guaranteed the full and complete payment of any shortfall in amounts due from CIFGE on its insured portfolio; AGC assumed these obligations as part of the CIFGNA merger with and into AGC. CIFGE remains a separate company in runoff, now indirectly owned by AGM. See Note 1, Business and Basis of Presentation for additional information on Assured Guaranty's European subsidiaries combination.

The following table shows the net effect of the CIFG Acquisition, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of CIFG Acquisition
	(in millions)
Cash Purchase Price (1)	$450	$—	$450
Identifiable assets acquired:
Investments	775	—	775
Cash	8	—	8
Premiums receivable, net of commissions payable	18	—	18
Ceded unearned premium reserve	173	(173)	—
Deferred acquisition costs	1	(1)	0
Salvage and subrogation recoverable	23	—	23
Credit derivative assets	1	—	1
Deferred tax asset, net	194	34	228
Other assets	4	—	4
Total assets	1,197	(140)	1,057

Liabilities assumed:
Unearned premium reserves	306	(10)	296
Loss and loss adjustment expense reserve	1	(66)	(65)
Credit derivative liabilities	68	0	68
Other liabilities	17	—	17
Total liabilities	392	(76)	316
Net asset effect of CIFG Acquisition	805	(64)	741
Bargain purchase gain and settlement of pre-existing relationships resulting from CIFG Acquisition, after-tax	355	(64)	291
Deferred tax	—	(34)	(34)
Bargain purchase gain and settlement of pre-existing relationships resulting from CIFG Acquisition, pre-tax	$355	$(98)	$257
_____________________

(1)
The cash purchase price of $450.6 million represents the cash transferred for the acquisition which was allocated as follows: (1) $277 million for the purchase of net assets of $632 million and (2) the settlement of pre-existing relationships between CIFGNA and AGC at a fair value of $173 million.

The bargain purchase gain reflects the fair value of CIFGH’s assets and liabilities, as well as tax attributes that were recorded in deferred taxes comprising net operating losses (NOL) (after Internal Revenue Code change in control provisions) and other temporary book-to-tax differences for which CIFGH had recorded a full valuation allowance. The Company believes the bargain purchase gain resulted from the nature of the financial guaranty business and the desire of investors in CIFGH to monetize their investments in CIFGH.

Revenue and net income related to CIFGH from the CIFG Acquisition Date through 2016 included in the consolidated statement of operations were approximately $295 million and $311 million, respectively. For 2016, the Company recognized transaction expenses related to the CIFG Acquisition of $6 million, comprising primarily legal and financial advisors fees.

The Company has determined that the presentation of pro-forma information is impractical for the CIFG Acquisition as historical financial records are not available on a U.S. GAAP basis.

Radian Asset Assurance Inc.

On April 1, 2015 (Radian Acquisition Date), AGC completed the acquisition (Radian Asset Acquisition) of all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (Radian Asset) for $804.5 million; the cash consideration was paid from AGC's available funds and from the proceeds of a $200 million loan from AGC’s direct parent, AGUS. AGC repaid the loan in full to AGUS on April 14, 2015. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The Radian Asset Acquisition added $13.6 billion to the Company's net par outstanding on April 1, 2015.

The following table shows the net effect of the Radian Asset Acquisition at the Radian Acquisition Date, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of Radian Asset Acquisition
	(in millions)
Cash purchase price(1)	$804	$—	$804
Identifiable assets acquired:
Investments	1,473	—	1,473
Cash	4	—	4
Ceded unearned premium reserve	(3)	—	(3)
Credit derivative assets	30	—	30
Deferred tax asset, net	263	0	263
Financial guaranty variable interest entities' assets	122	—	122
Other assets	86	0	86
Total assets	1,975	0	1,975

Liabilities assumed:
Unearned premium reserves	697	1	698
Credit derivative liabilities	271	—	271
Financial guaranty variable interest entities' liabilities	118	—	118
Other liabilities	30	—	30
Total liabilities	1,116	1	1,117
Net asset effect of Radian Asset Acquisition	859	(1)	858
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, after-tax	55	(1)	54
Deferred tax	—	0	0
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, pre-tax	$55	$(1)	$54
_____________________

(1)
The cash purchase price of $804 million was the cash transferred for the acquisition which was allocated as follows: (1) $798 million for the purchase of net assets of $853 million and (2) the settlement of pre-existing relationships between Radian Asset and AGC at a fair value of $6 million.

The Company believes the bargain purchase resulted from the announced desire of Radian Guaranty Inc. to focus its business strategy on the mortgage and real estate markets and to monetize its investment in Radian Asset and thereby accelerate its ability to comply with the financial requirements of the final Private Mortgage Insurer Eligibility Requirements.

Revenue and net income related to Radian Asset from the Radian Acquisition Date through December 31, 2015 included in the consolidated statement of operations were approximately $423 million and $286 million, respectively. For 2015, the Company recognized transaction expenses related to the Radian Asset Acquisition of $12 million, comprising primarily legal and financial advisors fees.

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and Radian Asset as if the acquisition had been completed on January 1, 2014, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and Radian Asset and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships and Radian Asset acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2014, nor is it indicative of the results of operations in future periods.

Unaudited Pro Forma Results of Operations

Year Ended December 31, 2015
(in millions)
Pro forma revenues	$866
Pro forma net income	424

3.	Ratings

The financial strength ratings (or similar ratings) for AGC and MAC, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGC periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service, Inc.
AGC	AA(stable) (6/26/17)	AA (stable) (12/1/17)	(1)
MAC	AA(stable) (6/26/17)	AA+(stable) (7/14/17)	—
____________________

(1)	AGC requested that Moody’s Investors Service, Inc. (Moody's) withdraw its financial strength ratings of AGC in January 2017, but Moody's denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC in the future.

For a discussion of the effects of rating actions on the Company, see Note 6, Contracts Accounted for as Insurance, and Note 14, Reinsurance and Other Monoline Exposures.

4.	Outstanding Exposure

The Company writes financial guaranty contracts in insurance form. Until 2009, the Company also wrote some of its financial guaranty contracts in credit derivative form and has acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form. Whether written as an insurance contract or as a credit derivative, the Company considers these financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled exposures, it may underwrite new issuances that it views as BIG. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Significant Risk Management Activities

The Portfolio Risk Management Committee, which includes members of AGC's senior management and senior risk and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid.The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. On the other hand, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss for financial statement measurement purposes.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of December 31, 2017 and December 31, 2016, the Company excluded $733 million and $711 million, respectively, of net par attributable to loss mitigation securities (which are mostly BIG), and other loss mitigation strategies. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in millions)
Public finance	$67,530	$89,942	$33,516	$44,804
Structured finance	7,446	13,041	5,469	9,725
Total financial guaranty	$74,976	$102,983	$38,985	$54,529

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$38	0.2%	$867	26.1%	$687	15.9%	$180	23.9%	$1,772	6.7%
AA	2,772	15.1	1	0.0	1,362	31.7	48	6.3	4,183	15.6
A	8,872	48.3	599	18.1	1,211	28.1	139	18.4	10,821	40.4
BBB	4,646	25.3	1,714	51.6	306	7.1	388	51.3	7,054	26.4
BIG	2,043	11.1	138	4.2	743	17.2	1	0.1	2,925	10.9
Total net par outstanding	$18,371	100.0%	$3,319	100.0%	$4,309	100.0%	$756	100.0%	$26,755	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$71	0.3%	$784	20.8%	$3,535	43.6%	$228	21.4%	$4,618	12.3%
AA	3,384	13.7	252	6.7	1,807	22.2	77	7.3	5,520	14.7
A	11,823	48.1	566	15.1	1,148	14.1	225	21.2	13,762	36.7
BBB	6,440	26.2	1,807	48.1	336	4.1	455	42.9	9,038	24.1
BIG	2,873	11.7	349	9.3	1,297	16.0	76	7.2	4,595	12.2
Total net par outstanding	$24,591	100.0%	$3,758	100.0%	$8,123	100.0%	$1,061	100.0%	$37,533	100.0%

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2017	As of December 31, 2016	As of December 31, 2017	As of December 31, 2016
	(in millions)
Public finance:
U.S.:
Tax backed	$8,157	$10,190	$4,480	$5,599
General obligation	16,179	21,282	4,276	6,546
Transportation	4,331	4,865	2,759	3,048
Municipal utilities	5,540	6,686	2,107	2,466
Healthcare	2,790	4,297	2,048	3,147
Infrastructure finance	1,335	1,692	1,072	1,330
Higher education	2,283	3,238	785	1,404
Investor-owned utilities	265	349	246	307
Housing revenue	99	250	96	152
Other public finance	1,159	1,355	502	592
Total public finance—U.S.	42,138	54,204	18,371	24,591
Non-U.S.:
Regulated utilities	1,501	1,852	1,227	1,388
Infrastructure finance	1,053	1,626	989	1,365
Pooled infrastructure	1,561	1,621	780	702
Other public finance	323	303	323	303
Total public finance—non-U.S.	4,438	5,402	3,319	3,758
Total public finance	46,576	59,606	21,690	28,349
Structured finance:
U.S.:
Residential Mortgage-Backed Securities (RMBS)	1,792	2,220	1,452	1,774
Pooled corporate obligations	1,322	4,663	1,149	4,305
Consumer receivables	1,119	1,201	955	979
Insurance securitization	1,585	2,533	510	736
Commercial receivables	90	170	65	111
Other structured finance	242	400	178	218
Total structured finance—U.S.	6,150	11,187	4,309	8,123
Non-U.S.:
Commercial receivables	280	352	235	267
RMBS	231	229	230	229
Pooled corporate obligations	78	335	78	289
Other structured finance	230	296	213	276
Total structured finance—non-U.S.	819	1,212	756	1,061
Total structured finance	6,969	12,399	5,065	9,184
Total net par outstanding	$53,545	$72,005	$26,755	$37,533

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2017

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$7,744	$2,679	$10,423
5 to 10 years	3,357	1,146	4,503
10 to 15 years	3,155	414	3,569
15 to 20 years	3,472	696	4,168
20 years and above	3,962	130	4,092
Total net par outstanding	$21,690	$5,065	$26,755

Components of BIG Net Par Outstanding
As of December 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$381	$302	$1,360	$2,043	$18,371
Non-U.S. public finance	83	55	—	138	3,319
Public finance	464	357	1,360	2,181	21,690
Structured finance:
U.S. RMBS	143	101	353	597	1,452
Triple-X life insurance transactions	—	—	—	—	330
Trust preferred securities (TruPS)	122	—	—	122	1,177
Other structured finance	14	8	3	25	2,106
Structured finance	279	109	356	744	5,065
Total	$743	$466	$1,716	$2,925	$26,755

Components of BIG Net Par Outstanding
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$873	$1,364	$636	$2,873	$24,591
Non-U.S. public finance	295	54	—	349	3,758
Public finance	1,168	1,418	636	3,222	28,349
Structured finance:
U.S. RMBS	128	174	425	727	1,774
Triple-X life insurance transactions	—	—	149	149	556
TruPS	243	95	—	338	1,607
Other structured finance	40	116	3	159	5,247
Structured finance	411	385	577	1,373	9,184
Total	$1,579	$1,803	$1,213	$4,595	$37,533

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2017

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$565	$178	$743	96	7	103
Category 2	451	15	466	35	3	38
Category 3	1,637	79	1,716	112	9	121
Total BIG	$2,653	$272	$2,925	243	19	262

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance (1)	Credit Derivative	Total	Financial Guaranty Insurance (1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,123	$456	$1,579	133	10	143
Category 2	1,644	159	1,803	65	6	71
Category 3	1,100	113	1,213	107	9	116
Total BIG	$3,867	$728	$4,595	305	25	330
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2017

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	345	$2,498	9.3%
Texas	424	1,956	7.3%
Puerto Rico	17	1,669	6.2%
New Jersey	101	1,612	6.0%
New York	251	1,284	4.8%
Illinois	230	1,115	4.2%
Florida	117	1,039	3.9%
Pennsylvania	112	698	2.6%
District of Columbia	6	523	2.0%
Massachusetts	62	468	1.7%
Other	1,177	5,509	20.6%
Total U.S. public finance	2,842	18,371	68.6%
U.S. Structured finance (multiple states)	418	4,309	16.1%
Total U.S.	3,260	22,680	84.7%
Non-U.S.:
United Kingdom	78	2,456	9.2%
Australia	8	487	1.8%
Italy	9	199	0.7%
Turkey	1	158	0.6%
France	9	145	0.5%
Other	38	630	2.5%
Total non-U.S.	143	4,075	15.3%
Total	3,403	$26,755	100.0%

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2017, all of which is rated BIG. Puerto Rico experienced significant general fund budget deficits and a challenging economic environment since at least the financial crisis. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

On November 30, 2015 and December 8, 2015,the former governor of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding” below.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

In May and July 2017 the Oversight Board filed petitions under Title III of PROMESA with the Federal District Court of Puerto Rico for the Commonwealth, the Puerto Rico Sales Tax Financing Corporation (COFINA), PRHTA, and Puerto Rico Electric Power Authority (PREPA). Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).
Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any legal proceedings under PROMESA. Judge Swain has selected a team of five federal judges to act as mediators for certain issues and disputes.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, and rebuilding and economic recovery are expected to take years. While the federal government is expected to provide substantial resources for relief and rebuilding -- which is expected to help economic activity and address the Commonwealth’s infrastructure needs in the intermediate and longer term -- economic activity in general and tourism in particular, as well as tax collections, have declined in the aftermath of the storm, and out migration to the mainland also has increased.

In December 2017 the Tax Act was enacted. Many of the provisions under the new law are geared toward increasing production in the U.S. and discouraging companies from having operations or intangibles off-shore.  Since Puerto Rico is considered a foreign territory under the U.S. tax system, it is possible the new law may have adverse consequences to Puerto Rico’s economy.  However, the Company is unable to predict the full impact of the new law on Puerto Rico.

On January 24, 2018, Puerto Rico released new fiscal plans for the Commonwealth, PRASA and PREPA. In response to comments from the Oversight Board and the enactment of a significant federal disaster relief package by the U.S. Congress, Puerto Rico released a further revised Commonwealth fiscal plan on February 12, 2018. The further revised Commonwealth fiscal plan indicates a primary budget surplus of $2.8 billion that would be available for debt service over the six-year forecast period (as compared to contractual debt service of approximately $17.5 billion over the same period). The PREPA fiscal plan is silent as to the treatment of legacy debt and the current governor of Puerto Rico (the Governor) announced an intention to privatize PREPA. The PRASA fiscal plan projects cash flows available for debt service to equal approximately 47% of aggregate debt service during the five-year projection period, based on projection assumptions (including receipt of certain federal funding).

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

Litigation and mediation related to the Commonwealth’s debt have been delayed by Hurricane Maria. The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. Prior to the enactment of PROMESA, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. See "Puerto Rico Recovery Litigation" below.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2017, the Company had $343 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth. Also as noted above, on February 12, 2018, Puerto Rico released a further revised Commonwealth fiscal plan that indicates a primary budget surplus of $2.8 billion that would be available for debt service over the six-year forecast period (as compared to contractual debt service of approximately $17.5 billion over the same period). The Company does not believe the Commonwealth’s fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

Puerto Rico Public Buildings Authority (PBA). As of December 31, 2017, the Company had $141 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2017, the Company had $511 million insured net par outstanding of PRHTA (transportation revenue) bonds and $93 million insured net par of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date.

PRCCDA. As of December 31, 2017, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

PRIFA. As of December 31, 2017, the Company had $17 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

PREPA. As of December 31, 2017, the Company had $73 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that subject to certain conditions, would have resulted in, among other things, modernization of the utility and a restructuring of current debt.

The Oversight Board did not certify the RSA under Title VI of PROMESA as the Company believes was required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA. The Company has been making claim payments on these bonds since July 1, 2017.

As noted above, on January 24, 2018, PREPA released a new fiscal plan that is silent with respect to the treatment of its legacy debt, and the Governor announced an intention to privatize PREPA. The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to the PREPA obligations it insures and the RSA are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

PRASA. As of December 31, 2017, the Company had $284 million of insured net par outstanding to PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full. As noted above, on January 24, 2018, PRASA released a new fiscal plan for PRASA that projects cash flows available for debt service to equal approximately 47% of aggregate debt service during the five-year projection period, based on projection assumptions (including receipt of certain federal funding).

MFA. As of December 31, 2017, the Company had $54 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

U of PR. As of December 31, 2017, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the University, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico (Federal District Court in Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under Title III of PROMESA.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court in Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGC and AGM to intervene in this matter. While AGM has insured COFINA Bonds, AGC has not.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code;

and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the Court rendered an opinion dismissing the complaint and holding, among other things, that (i) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (ii) actions to enforce liens on pledged special revenues remain stayed. On February 9, 2018, AGC and AGM filed a notice of appeal of the Court’s decision to the United States Court of Appeals for the First Circuit.

On June 26, 2017, AGM and AGC filed a complaint in Federal District Court in Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. That motion was denied on September 14, 2017. On January 31, 2018, AGM and AGC filed a brief appealing the trial court's decision with the United States Court of Appeals for the First Circuit.

Complaints voluntarily withdrawn without prejudice following Hurricane Maria.

On May 3, 2017, AGM and AGC had filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Commonwealth's Fiscal Plan violates various sections of PROMESA and the Contracts, Takings and Due Process Clauses of the U.S. Constitution, an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the Fiscal Plan, and a stay on the confirmation of any plan of adjustment based on the Fiscal Plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution. On October 6, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, based on their expectation that the Fiscal Plan would be modified as a result of Hurricane Maria.

On August 7, 2017, AGC and AGM had filed an adversary complaint in Federal District Court in Puerto Rico seeking, among other things, judgment against defendants (i) declaring that the application of pledged special revenues to the payment of the PREPA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; (ii) declaring that capital expenditures and all other expenses that do not constitute current, reasonable and necessary operating expenses may not be paid from pledged special revenues prior to the payment of debt service on the PREPA Bonds, and (iii) enjoining defendants from taking or causing to be taken any action that would further violate the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; and (iv) ordering defendants to remit the pledged special revenues securing the PREPA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On October 13, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, in order to allow PREPA to focus on emergency efforts to restore electricity to the island's residents and businesses in the wake of Hurricane Maria.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in millions)
Exposure to Puerto Rico	$2,041	$2,128	$3,501	$3,697

Puerto Rico
Net Par Outstanding

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$343	$378
PBA	141	169
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	511	519
PRHTA (Highways revenue) (1)	93	93
PRCCDA	152	152
PRIFA	17	17
Other Public Corporations
PREPA (1)	73	73
PRASA	284	285
MFA	54	61
U of PR	1	1
Total net exposure to Puerto Rico	$1,669	$1,748
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2017

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2018 (January 1 - March 31)	$0	$43
2018 (April 1 - June 30)	0	0
2018 (July 1 - September 30)	84	124
2018 (October 1 - December 31)	0	0
Subtotal 2018	84	167
2019	67	149
2020	118	195
2021	53	127
2022	36	104
2023-2027	326	641
2028-2032	248	470
2033-2037	431	570
2038-2042	107	175
2043-2047	199	239
Total	$1,669	$2,837

Exposure to the U.S. Virgin Islands

     As of December 31, 2017, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade is comprised primarily of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par comprised bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

5.	Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and estimated recoveries, including those for breaches of representations and warranties (R&W)), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company. See Note 10, Investments and Cash and Note 7, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 6, Contracts Accounted for as Insurance, (2) derivative as described in Note 7, Fair Value Measurement and Note 8, Contracts Accounted for as Credit Derivatives, and (3) VIE consolidation as described in Note 9, Consolidated Variable Interest Entities. The Company has paid and expects to pay future losses (net of recoveries) on policies which fall under each of the three accounting models.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the

Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 2.78% with a weighted average of 2.35% as of December 31, 2017 and from 0.0% to 3.23% with a weighted average of 2.77% as of December 31, 2016. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 2.4% and 1.7% of the total as of December 31, 2017 and December 31, 2016, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31, 2017	Year Ended December 31, 2016
	(in millions)
Net expected loss to be paid, beginning of period	$337	$419
Net expected loss to be paid on the MBIA UK portfolio as of January 10, 2017	21	—
Net expected loss to be paid on the CIFG portfolio as of July 1, 2016	—	22
Economic loss development (benefit) due to:
Accretion of discount	10	8
Changes in discount rates	6	2
Changes in timing and assumptions	42	31
Total economic loss development (benefit)	58	41
Net (paid) recovered losses	(117)	(145)
Net effect of sale of AGLN, AGUK and CIFGE on June 26, 2017	(75)	—
Net expected loss to be paid, end of period	$224	$337

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016(2)	Net Expected Loss to be Paid on MBIA UK as of January 10, 2017	Economic Loss Development/(Benefit)	(Paid) Recovered Losses(1)	Net Effect of Sale of the European Subsidiaries on June 26, 2017	Net Expected Loss to be Paid (Recovered) as of December 31, 2017(2)
	(in millions)
Public finance:
U.S. public finance	$374	$—	$189	$(119)	$—	$444
Non-U.S. public finance	6	13	(2)	—	(12)	5
Public finance	380	13	187	(119)	(12)	449
Structured finance:					—
U.S. RMBS	29	—	(146)	6	—	(111)
Other structured finance	(72)	8	17	(4)	(63)	(114)
Structured finance	(43)	8	(129)	2	(63)	(225)
Total	$337	$21	$58	$(117)	$(75)	$224

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015	Net Expected Loss to be Paid (Recovered) on CIFG as of July 1, 2016	Economic Loss Development / (Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2016(2)
	(in millions)
Public finance:
U.S. public finance	$353	$40	$74	$(93)	$374
Non-U.S. public finance	6	2	(2)	—	6
Public finance	359	42	72	(93)	380
Structured finance:
U.S. RMBS	76	(22)	(11)	(14)	29
Other structured finance	(16)	2	(20)	(38)	(72)
Structured finance	60	(20)	(31)	(52)	(43)
Total	$419	$22	$41	$(145)	$337
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $10 million and $5 million in LAE for the years ended December 31, 2017 and 2016, respectively.

(2)	Includes expected LAE to be paid of $7 million as of December 31, 2017 and $6 million as of December 31, 2016.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31, 2017	As of December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
	(in millions)
Financial guaranty insurance	$222	$313	$80	$43
FG VIEs (1) and other	13	14	(1)	0
Credit derivatives (2)	(11)	10	(21)	(2)
Total	$224	$337	$58	$41
___________________
(1)    See Note 9, Consolidated Variable Interest Entities.

(2)    See Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of December 31, 2017, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, see "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

The Company has approximately $19 million of net par exposure as of December 31, 2017, to bonds issued by Parkway East Public Improvement District (District), which is located in Madison County, Mississippi (the County). The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but subsequently claimed the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed. On May 31, 2017, the United States Court of Appeals for the Fifth Circuit reversed a district court ruling favorable to the Company in its declaratory judgment action disputing the County’s interpretation. See “Recovery Litigation” below.

The Company projects that its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2017, including those mentioned above, will be $444 million, compared with a net expected loss of $374 million as of December 31, 2016. Economic loss development in 2017 was $189 million, which was primarily attributable to Puerto Rico exposures.

U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on its agreements with R&W providers.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend.

U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including delinquencies, liquidation rates and loss severities) as well as the residential property market and economy in general, the Company chose to make the changes to the assumptions it uses to project RMBS losses shown in the tables of assumptions in the sections below. In 2017 the economic benefit was $27 million for first lien U.S. RMBS and the economic benefit was $119 million for second lien U.S. RMBS. In 2016 the economic benefit was $12 million for first lien U.S. RMBS and the economic loss development was $1 million for second lien U.S. RMBS.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2017	December 31, 2016	December 31, 2015
Delinquent/Modified in the Previous 12 Months
Alt A and Prime	20%	25%	25%
Option ARM	20	25	25
Subprime	20	25	25
30 – 59 Days Delinquent
Alt A and Prime	30	35	35
Option ARM	35	35	40
Subprime	40	40	45
60 – 89 Days Delinquent
Alt A and Prime	40	45	45
Option ARM	50	50	50
Subprime	50	50	55
90+ Days Delinquent
Alt A and Prime	55	55	55
Option ARM	60	55	60
Subprime	55	55	60
Bankruptcy
Alt A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt A and Prime	65	65	65
Option ARM	70	65	70
Subprime	65	65	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 5.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2017		As of December 31, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.3% - 9.7%	4.9%	1.0% - 13.5%	5.5%	1.7% - 26.4%	5.8%
Final CDR	0.1% - 0.5%	0.2%	0.0% - 0.7%	0.3%	0.1% - 1.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	80%		80%		70%
2007+	70%		70%		65%
Option ARM
Plateau CDR	2.5% - 6.9%	5.8%	3.4% - 6.6%	5.5%	4.8% - 9.3%	7.5%
Final CDR	0.1% - 0.3%	0.3%	0.2% - 0.3%	0.3%	0.2% - 0.5%	0.4%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	75%		75%		65%
Subprime
Plateau CDR	3.5% - 13.1%	7.9%	2.8% - 14.1%	7.9%	4.7% - 12.7%	8.2%
Final CDR	0.2% - 0.7%	0.4%	0.1% - 0.7%	0.4%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	80%		80%		75%
2006	90%		90%		90%
2007+	95%		90%		90%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2016.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2017.

Total expected loss to be paid on all first lien U.S. RMBS was $2 million and $24 million as of December 31, 2017 and December 31, 2016, respectively. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2017 as it used as of December 31, 2016, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $9 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $6 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data and 28 months of decrease to the steady state CDR, the same as of December 31, 2016.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

Most of the HELOC loans underlying the Company's insured HELOC transactions are now past their interest only reset date, although a significant number of HELOC loans were modified to extend the interest only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in third quarter 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions and reduced the liquidation rate assumption for selected delinquency categories.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2017 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2016.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2016. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2017 and December 31, 2016. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $113 million as of December 31, 2017 and total expected loss to be paid on all second lien U.S. RMBS was $5 million as of December 31, 2016, respectively.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2017		As of December 31, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	8.5% - 13.3%	11.4%	5.3% - 24.8%	13.6%	7.0% - 13.0%	7.6%
Final CDR trended down to	2.5% - 2.5%	2.5%	0.5% - 2.5%	1.5%	0.5% - 2.2%	1.3%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		25%		25%
30 – 59 Days Delinquent	45		50		50
60 – 89 Days Delinquent	60		65		65
90+ Days Delinquent	75		80		75
Bankruptcy	55		55		55
Foreclosure	70		75		75
Real Estate Owned	100		100		100
Loss severity	98%		98%		98%

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Breaches of Representations and Warranties

As of December 31, 2017, the Company had a net R&W receivable of $140 million from R&W counterparties, compared to an R&W receivable of $32 million as of December 31, 2016. The increase was due primarily to a favorable settlement of R&W litigation. The Company received cash from the settlement in January 2018. See "- Recovery Litigation -- RMBS Transactions" below.

Other Structured Finance

Other structured finance has an expected to be recovered of $114 million, which is primarily attributable to insured financial guaranty triple-X life insurance transactions, for which the Company has mitigated its exposure with the purchase of loss mitigation bonds, and a terminated film securitization transaction. The remaining BIG net par in this sector was $147 million, comprising primarily transactions backed by TruPS, and commercial receivables. The economic loss development during 2017 of $17 million was attributable primarily to lower expected reinsurance recoverables, on certain exposures in a net recovery position, due to lower expected losses in the underlying reinsured transactions.

Recovery Litigation

In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

On November 1, 2013, Radian Asset commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of December 31, 2017, $19 million of such bonds were outstanding. The County maintained that its payment obligation is limited to two years of annual debt service, while AGC contended the County’s obligations under the contribution agreement continue so long as the bonds remain outstanding. On April 27, 2016, the Court granted AGC's motion for summary judgment, agreeing with AGC's interpretation of the County's obligations. The County appealed the District Court’s summary judgment ruling to the United States Court of Appeals for the Fifth Circuit, and on May 31, 2017, the appellate court reversed the District Court’s ruling and remanded the matter to the District Court.

RMBS Transactions

On February 5, 2009, U.S. Bank National Association, as indenture trustee (U.S. Bank), CIFGNA, as insurer of the Class Ac Notes, and Syncora Guarantee Inc. (SGI), as insurer of the Class Ax Notes, filed a complaint in the Supreme Court of the State of New York against GreenPoint Mortgage Funding, Inc. (GreenPoint) alleging GreenPoint breached its R&W with respect to the underlying mortgage loans in the GreenPoint Mortgage Funding Trust 2006-HE1 transaction.  On March 3, 2010, the court dismissed CIFGNA's and SGI’s causes of action on standing grounds. On December 16, 2013, GreenPoint moved to dismiss the remaining claims of U.S. Bank on the grounds that it too lacked standing. U.S. Bank cross-moved for partial summary judgment striking GreenPoint’s defense that U.S. Bank lacked standing to directly pursue claims against GreenPoint. On January 28, 2016, the court denied GreenPoint’s motion for summary judgment and granted U.S. Bank’s cross-motion for partial summary judgment, finding that as a matter of law U.S. Bank has standing to directly assert claims against GreenPoint. On November 28, 2016, GreenPoint filed an appeal. On December 12, 2017, the New York Appellate Division, First Department, ruled that whether U.S. Bank has standing to directly pursue claims against GreenPoint with respect to the underlying mortgage loans in the transaction that are HELOCs (approximately 95% of the underlying mortgage loans) is an issue of fact to be determined at trial and that U.S. Bank lacked standing as a matter of law to directly pursue claims against GreenPoint with respect to the underlying mortgage loans in the transaction that are closed-end seconds (approximately 5% of the underlying mortgage loans). On December 29, 2017, U.S. Bank, AGC (as successor to CIFGNA), and SGI reached a settlement with GreenPoint.  As part of the settlement, on December 31, 2017, GreenPoint made a cash payment to US Bank to be distributed pursuant to the transaction’s waterfall provisions. The distribution of the settlement proceeds resulted in the payment in full of the remaining outstanding balances of the Class Ac and Class Ax Notes and the partial reimbursement of the insurers’ claim payments.

On November 26, 2012, CIFGNA filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the Court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the Court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the Court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the Court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which includes a claim for material misrepresentation in the inducement of insurance.

6.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to insurance contracts. See Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations and comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Scheduled net earned premiums	$122	$117	$106
Accelerations
Refundings	101	157	118
Terminations	3	8	5
Total Accelerations	104	165	123
Accretion of discount on net premiums receivable	5	3	1
Net earned premiums(1)	$231	$285	$230
___________________

(1)	Excludes $1 million, $1 million and $2 million for the year ended December 31, 2017, 2016 and 2015, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2017	2016	2015
	(in millions)
December 31,	$213	$222	$214
Premiums receivable from acquisitions (see Note 2)	271	18	15
Gross written premiums on new business, net of commissions on assumed business	2	4	30
Gross premiums received, net of commissions on assumed business	(39)	(31)	(31)
Adjustments:
Changes in the expected term	(7)	(2)	(8)
Accretion of discount, net of commissions on assumed business	4	5	3
Foreign exchange translation	16	(3)	(1)
Consolidation/deconsolidation of FG VIEs	0	0	—
Premiums receivable of the European Subsidiaries sold (see Note 1)	(288)	—	—
December 31, (1)	$172	$213	$222
___________________

(1)	Excludes $6 million, $6 million and $12 million as of December 31, 2017, 2016 and 2015, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. As of December 31, 2017 and December 31, 2016, approximately 9% and 10%, respectively, of installment premiums are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$14
2018 (April 1 – June 30)	5
2018 (July 1 – September 30)	5
2018 (October 1 – December 31)	5
2019	19
2020	18
2021	17
2022	15
2023-2027	52
2028-2032	28
2033-2037	17
After 2037	9
Total(1)	$204
___________________

(1)	Excludes expected cash collections on FG VIEs of $8 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$21
2018 (April 1 – June 30)	21
2018 (July 1 – September 30)	19
2018 (October 1 – December 31)	19
Subtotal 2018	80
2019	70
2020	62
2021	55
2022	50
2023-2027	185
2028-2032	108
2033-2037	51
After 2037	30
Net deferred premium revenue(1)	691
Future accretion	23
Total future net earned premiums	$714
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $7 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2017	As of December 31, 2016
	(dollars in millions)
Premiums receivable, net of commission payable	$172	$213
Gross deferred premium revenue	214	268
Weighted-average risk-free rate used to discount premiums	2.7%	2.8%
Weighted-average period of premiums receivable (in years)	7.5	7.7

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income on ceded reinsurance contracts are deferred, and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission receivable and payable.

Capitalized policy acquisition costs include expenses such as ceding commission expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral and how much to defer. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2017	2016	2015
	(in millions)
December 31,	$(8)	$(14)	$(24)
DAC adjustments from acquisitions (see Note 2)	(2)	0	6
Costs deferred during the period:
Commissions on assumed and ceded business	0	1	0
Premium taxes	0	0	1
Compensation and other acquisition costs	1	2	3
Total	1	3	4
DAC of the European Subsidiaries sold (see Note 1)	11	—	—
Costs amortized during the period	1	3	0
December 31,	$3	$(8)	$(14)
____________________

(1)	The positive December 31 balance is included in other assets on the consolidated balance sheets. The negative December 31 balances are included in other liabilities on the consolidated balance sheets.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid ("total losses") exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as "contra-paid," which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by an acquired company prior to the date of acquisition, consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases due to changes in facts and circumstances the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), comprised of loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.78% with a weighted average of 2.35% as of December 31, 2017 and from 0.0% to 3.23% with a weighted average of 2.79% as of December 31, 2016.

Net Reserve (Salvage)

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Public finance:
U.S. public finance	$204	$157
Non-U.S. public finance	1	2
Public finance	205	159
Structured finance:
U.S. RMBS	(127)	(15)
Other structured finance	(91)	(57)
Structured finance	(218)	(72)
Subtotal	(13)	87
Other recoverable (payable)	(4)	0
Subtotal	(17)	87
Elimination of losses attributable to FG VIEs	(8)	(8)
Total	$(25)	$79

Components of Net Reserves (Salvage)

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Loss and LAE reserve	$473	$479
Reinsurance recoverable on unpaid losses	(205)	(291)
Loss and LAE reserve, net	268	188
Salvage and subrogation recoverable	(310)	(125)
Salvage and subrogation payable(1)	21	16
Other payable (recoverable)	(4)	0
Salvage and subrogation recoverable, net and other recoverable	(293)	(109)
Net reserves (salvage)	$(25)	$79
___________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$222
Contra-paid, net	24
Salvage and subrogation recoverable, net of reinsurance	289
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(267)
Other recoverable (payable)	4
Net expected loss to be expensed (present value) (2)	$272
___________________

(1)	See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)	Excludes $4 million as of December 31, 2017 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$6
2018 (April 1 – June 30)	7
2018 (July 1 – September 30)	6
2018 (October 1 – December 31)	6
Subtotal 2018	25
2019	23
2020	22
2021	19
2022	18
2023-2027	85
2028-2032	53
2033-2037	20
After 2037	7
Net expected loss to be expensed	272
Future accretion	44
Total expected future loss and LAE	$316

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Public finance:
U.S. public finance	$152	$52	$197
Non-U.S. public finance	(1)	0	1
Public finance	151	52	198
Structured finance:
U.S. RMBS	(115)	15	0
Other structured finance	17	(22)	3
Structured finance	(98)	(7)	3
Loss and LAE on insurance contracts before FG VIE consolidation	53	45	201
Gain (loss) related to FG VIE consolidation	1	1	(1)
Loss and LAE	$54	$46	$200

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	96	(25)	35	(8)	112	(30)	243	—	243
Remaining weighted-average contract period (in years)	6.7	5.1	17.0	20.2	10.5	11.4	10.6	—	10.6
Outstanding exposure:
Principal	$709	$(144)	$553	$(102)	$2,016	$(379)	$2,653	—	$2,653
Interest	232	(36)	475	(104)	1,053	(200)	1,420	—	1,420
Total(2)	$941	$(180)	$1,028	$(206)	$3,069	$(579)	$4,073	$—	$4,073
Expected cash outflows (inflows)	$52	$(8)	$150	$(26)	$1,390	$(390)	$1,168	$(49)	$1,119
Potential recoveries(3)	(352)	29	(80)	12	(678)	95	(974)	33	(941)
Subtotal	(300)	21	70	(14)	712	(295)	194	(16)	178
Discount	38	(5)	(13)	3	(71)	88	40	4	44
Present value of expected cash flows	$(262)	$16	$57	$(11)	$641	$(207)	$234	$(12)	$222
Deferred premium revenue	$49	$(1)	$44	$(6)	$333	$(13)	$406	$(4)	$402
Reserves (salvage)	$(276)	$17	$33	$(7)	$409	$(194)	$(18)	$(8)	$(26)

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	133	(24)	65	(15)	107	(28)	305	—	305
Remaining weighted-average contract period (in years)	9.2	9.6	15.3	16.6	8.7	11.2	11.1	—	11.1
Outstanding exposure:
Principal	$1,325	$(202)	$2,073	$(429)	$1,634	$(534)	$3,867	$—	$3,867
Interest	624	(100)	1,646	(367)	391	(57)	2,137	—	2,137
Total(2)	$1,949	$(302)	$3,719	$(796)	$2,025	$(591)	$6,004	$—	$6,004
Expected cash outflows (inflows)	$71	$(7)	$618	$(123)	$527	$(400)	$686	$(52)	$634
Potential recoveries(3)	(168)	26	(36)	2	(116)	13	(279)	34	(245)
Subtotal	(97)	19	582	(121)	411	(387)	407	(18)	389
Discount	30	(6)	(169)	38	(136)	162	(81)	5	(76)
Present value of expected cash flows	$(67)	$13	$413	$(83)	$275	$(225)	$326	$(13)	$313
Deferred premium revenue	$98	$(1)	$234	$(9)	$204	$(11)	$515	$(5)	$510
Reserves (salvage)	$(94)	$14	$273	$(74)	$182	$(215)	$86	$(8)	$78
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and R&W receivables and payables.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC may result in increased claims under financial guaranties issued by AGC, if the insured obligors were unable to pay.

For example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2017, AGC had insured approximately $0.7 billion net par of VRDOs, of which approximately $33 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There was a transfer of a fixed-maturity security from Level 2 into Level 3 during 2017 because starting in the second quarter of 2017 the price of the security includes a significant unobservable assumption. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

The Company, on a quarterly basis:

•
reviews methodologies for Level 3 securities, any model updates and inputs for Level 3 securities, and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages for all securities that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources for Level 3, and evaluates, documents the rationale for, and resolves any significant pricing differences for Level 3.

As of December 31, 2017, the Company used models to price 35 securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 23% or $698 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities carried as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities (CCS), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the AGC CCS) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Notes Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The supplemental executive retirement plans were transferred to AG US Group Services Inc. (AG Services) in the first quarter of 2017. See Note 15, Related Party Transactions for additional information. In prior years, the Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value (NAV) of the funds if a published daily value is not available (Level 2). The NAV's are based on observable information.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2017 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2017	As of December 31, 2016
Based on actual collateral specific spreads	20%	13%
Based on market indices	52%	72%
Provided by the CDS counterparty	28%	15%
Total	100%	100%
__________________
(1)    Based on par.

The shift in sources of credit spreads away from market indices was a function of the run-off of collateralized loan obligations (CLOs) and synthetic CLO exposures during the period which had priced using market indices in the past.

The rates used to discount future expected premium cash flows ranged from 1.72% to 2.55% at December 31, 2017 and from 1.00% to 2.55% at December 31, 2016.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 12% and 19%, based on fair value, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2017 and December 31, 2016, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions, therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy as the lowest level input that is significant to their fair value is unobservable. The prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIE assets and, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company's own credit risk.

Significant changes to any of the inputs described above could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  In addition, the Company discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

As of December 31, 2016, other invested assets not carried at fair value consisted primarily of an investment in a guaranteed investment contract, which matured in 2017. The fair value of the guaranteed investment contract approximated its carrying value due to its short term nature and was classified as Level 2 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,826	$—	$1,771	$55
U.S. government and agencies	58	—	58	—
Corporate securities	227	—	227	—
Mortgage-backed securities:
RMBS	72	—	44	28
Commercial mortgage backed securities (CMBS)	63	—	63	—
Asset-backed securities	691	—	77	614
Total fixed-maturity securities	2,937	—	2,240	697
Short-term investments	57	56	0	1
Other invested assets	2	—	0	2
Credit derivative assets	37	—	—	37
FG VIEs’ assets, at fair value	122	—	—	122
Other assets	31	—	—	31
Total assets carried at fair value	$3,186	$56	$2,240	$890
Liabilities:
Credit derivative liabilities	$223	$—	$—	$223
FG VIEs’ liabilities with recourse, at fair value	131	—	—	131
FG VIEs’ liabilities without recourse, at fair value	2	—	—	2
Total liabilities carried at fair value	$356	$—	$—	$356

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,523	$—	$1,521	$2
U.S. government and agencies	144	—	144	—
Corporate securities	276	—	276	—
Mortgage-backed securities:
RMBS	91	—	58	33
CMBS	85	—	85	—
Asset-backed securities	596	—	33	563
Foreign government securities	82	—	82	—
Total fixed-maturity securities	2,797	—	2,199	598
Short-term investments	99	61	38	—
Other invested assets	2	—	0	2
Credit derivative assets	58	—	—	58
FG VIEs’ assets, at fair value	232	—	—	232
Other assets	73	13	28	32
Total assets carried at fair value	$3,261	$74	$2,265	$922
Liabilities:
Credit derivative liabilities	$306	$—	$—	$306
FG VIEs’ liabilities with recourse, at fair value	205	—	—	205
FG VIEs’ liabilities without recourse, at fair value	41	—	—	41
Total liabilities carried at fair value	$552	$—	$—	$552

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$2		$33		$563		$232		$34		$(248)		$(205)		$(41)
MBIA UK Acquisition	—		—		7		—		—		—		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	(2)	(2)	102	(2)	5	(3)	(1)	(4)	71	(6)	(4)	(3)	0	(3)
Other comprehensive income (loss)	(1)		4		8		—		0		—		—		—
Purchases	—		—		317		—		1		—		—		—
Settlements	0		(7)		(383)		(28)		—		(9)		27		3
FG VIE deconsolidations	—		—		—		(87)		—		—		51		36
Transfers into Level 3	54		—		—		—		—		—		—		—
Fair value as of December 31, 2017	$55		$28		$614		$122		$34		$(186)		$(131)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2017	$(1)		$4		$111	(8)	$7	(3)	$(1)	(4)	$48	(6)	$(4)	(3)	$0	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (9)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$—		$23		$388		$526		$35		$(226)		$(512)		$(3)
CIFG Acquisition	1		20		36		—		—		(67)		—		—
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	2	(2)	30	(2)	120	(3)	(1)	(4)	53	(6)	(111)	(3)	1	(3)
Other comprehensive income(loss)	0		(3)		105		—		0		—		—		—
Purchases	1		—		62		—		—		—		—		—
Settlements	0		(9)		(59)		(511)		—		(8)		472		4
FG VIE consolidations	—		—		—		97		—		—		(54)		(43)
FG VIE deconsolidations	—		0		—		0		—		—		0		—
Transfers into Level 3	—		—		1		—		—		—		—		—
Fair value as of December 31, 2016	$2		$33		$563		$232		$34		$(248)		$(205)		$(41)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$0		$(3)		$105		$10	(3)	$(1)	(4)	$(74)	(6)	$2	(3)	$1	(3)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS and net investment income.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)     Includes short-term investments, CCS and other invested assets.

(8)	Includes approximately $44 million established in AOCI on June 26, 2017 related to the Orkney bond received as consideration for the sale of the European Subsidiaries (See Note 1).

(9)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description (1)	Fair Value at December 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$55	Yield	6.6%	-	40.8%	8.9%

RMBS	28	CPR	3.0%	-	17.4%	10.0%
		CDR	1.5%	-	7.0%	5.3%
		Loss severity	40.0%	-	125.0%	79.7%
		Yield	4.0%	-	7.4%	6.5%
Asset-backed securities:
Triple-X life insurance transactions	555	Yield	6.2%	-	6.4%	6.3%

CLO/TruPS	1	Yield	4.5%	-	4.6%	4.5%

Others	58	Yield	10.7%

FG VIEs’ assets, at fair value	122	CPR	4.7%	-	11.4%	10.0%
		CDR	2.0%	-	8.1%	4.8%
		Loss severity	75.0%	-	100.0%	92.3%
		Yield	4.9%	-	7.3%	6.1%

Other assets	31	Implied Yield	5.8%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(186)	Year 1 loss estimates	0.0%	-	42.0%	4.4%
		Hedge cost (in bps)	17.6	-	122.6	52.4
		Bank profit (in bps)	6.0	-	852.5	120.6
		Internal floor (in bps)	8.0	-	30.0	23.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(133)	CPR	4.7%	-	11.4%	10.0%
		CDR	2.0%	-	8.1%	4.8%
		Loss severity	75.0%	-	100.0%	92.3%
		Yield	4.2%	-	6.9%	4.9%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes short-term investments with fair value of $1 million and an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description (1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$2	Yield	9.4%	-	22.8%	18.7%

RMBS	33	CPR	3.0%	-	17.0%	9.9%
		CDR	1.5%	-	7.6%	5.2%
		Loss severity	30.0%	-	100.0%	81.1%
		Yield	3.3%	-	7.9%	6.6%
Asset-backed securities:
Triple-X life insurance transactions	201	Yield	6.0%

Collateralized debt obligations (CDO)	332	Yield	10.0%

CLO/TruPS	1	Yield	4.6%	-	4.8%	4.7%

Others	29	Yield	7.2%

FG VIEs’ assets, at fair value	232	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.7%	-	8.7%	5.7%

Other assets	32	Implied Yield	5.1%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(248)	Year 1 loss estimates	0.0%	-	38.0%	2.4%
		Hedge cost (in bps)	8.8	-	118.1	33.6
		Bank profit (in bps)	3.9	-	825.0	88.6
		Internal floor (in bps)	7.0	-	30.0	13.1
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(246)	CPR	4.3%	-	9.0%	7.2%
		CDR	2.5%	-	8.1%	5.1%
		Loss severity	35.0%	-	100.0%	80.3%
		Yield	3.4%	-	8.5%	4.8%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment recorded in other invested assets with fair value of $2 million.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,937	$2,937	$2,797	$2,797
Short-term investments	57	57	99	99
Other invested assets	3	3	89	89
Credit derivative assets	37	37	58	58
FG VIEs’ assets, at fair value	122	122	232	232
Other assets	54	54	96	96
Liabilities:
Financial guaranty insurance contracts (1)	842	1,576	831	2,187
Note payable to affiliate	300	304	300	305
Credit derivative liabilities	223	223	306	306
FG VIEs’ liabilities with recourse, at fair value	131	131	205	205
FG VIEs’ liabilities without recourse, at fair value	2	2	41	41
Other liabilities	30	30	5	5
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 7, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 11.8 years at December 31, 2017 and 7.1 years at December 31, 2016. The increase in the weighted average life of the credit derivative portfolio was primarily attributable to the run-off of short-dated pooled corporate obligations. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives

	As of December 31, 2017		As of December 31, 2016
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
CLO/collateralized bond obligations	$—	--	$520	AAA
Synthetic investment grade pooled corporate	—	--	2,364	AAA
TruPS CDOs	803	A	1,042	BBB+
Total pooled corporate obligations	803	A	3,926	AA+
U.S. RMBS	742	AA-	886	AA-
Infrastructure finance	529	A	754	BBB+
Pooled infrastructure	780	AAA	702	AAA
Other(1)	802	A-	1,250	A
Total	$3,656	AA-	$7,518	AA
____________________

(1)	This comprises numerous transactions across various asset classes, such as commercial receivables, international RMBS, regulated utilities and consumer receivables.

The underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers. Due to the fact that the debt is subordinated, TruPS CDOs were typically structured with higher levels of embedded credit enhancement, which allowed the Company to mitigate the risks associated with TruPS CDOs.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2017		As of December 31, 2016
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,240	33.9%	$4,075	54.2%
AA	891	24.4	1,465	19.5
A	768	21.0	646	8.6
BBB	485	13.3	604	8.0
BIG	272	7.4	728	9.7
Credit derivative net par outstanding	$3,656	100.0%	$7,518	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Realized gains on credit derivatives	$7	$32	$26
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1)	3	(83)
Realized gains (losses) and other settlements	6	35	(57)
Net unrealized gains (losses):
Pooled corporate obligations	34	(27)	155
U.S. RMBS	14	20	297
Pooled infrastructure	2	17	7
Infrastructure finance	3	5	1
Other	12	(8)	71
Net unrealized gains (losses)	65	7	531
Net change in fair value of credit derivatives	$71	$42	$474

Terminations and Settlements
of Direct Credit Derivative Contracts

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Net par of terminated credit derivative contracts	$228	$2,934	$2,290
Realized gains on credit derivatives	0	14	1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(2)	—	(113)
Net unrealized gains (losses) on credit derivatives	17	81	298

During 2017, unrealized fair value gains were generated primarily as a result of CDS terminations, run-off of net par outstanding, and tighter implied spreads. The termination of several CDS transactions in the pooled corporate CLO and U.S. RMBS sectors was the primary driver of the unrealized fair value gains. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

During 2016, unrealized fair value gains were generated primarily as a result of CDS terminations in the U.S. RMBS and other sectors, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions that were terminated were as a result of settlement agreements with several CDS counterparties. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC’s credit protection decreased significantly during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC decreased the implied spreads that the Company would expect to receive on these transactions increased.

During 2015, unrealized fair value gains were generated primarily as a result of CDS terminations. The Company reached a settlement agreement with one CDS counterparty to terminate five Alt-A first lien CDS transactions resulting in unrealized fair value gains of $146 million and was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The Company also terminated a CMBS transaction and a distressed middle market CLO securitization during the period and recognized unrealized fair value gains of $41 million and $99 million, respectively. These were the primary drivers of the unrealized fair value gains in the CMBS and pooled corporate CLO sectors, respectively, during the period. The remainder of the fair value gains for the period were a result of tighter implied net spreads across all sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name, particularly for the one year CDS spread. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. Finally, during 2015, there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the Company now expects recoveries. This refinement resulted in approximately $41 million in fair value gains in 2015.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2017	2016	2015
Five-year CDS spread	163	158	376
One-year CDS spread	70	35	139

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(415)	$(583)
Plus: Effect of AGC credit spread	229	335
Net fair value of credit derivatives	$(186)	$(248)

The fair value of CDS contracts at December 31, 2017, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS, other pooled infrastructure and infrastructure finance securities, as well as 2005-2007 vintages of Alt-A, Option ARM and subprime RMBS transactions. The mark to market benefit between December 31, 2017 and December 31, 2016, resulted primarily from several CDS terminations, run-off of net par outstanding, and a narrowing of credit spreads related to the Company's TruPS and U.S. RMBS obligations.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the TruPS CDO, and pooled infrastructure markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivative asset (liability), net	$(186)	$(248)
Expected loss to be (paid) recovered	11	(10)

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation for $497 million of the CDS insured by AGC requires AGC to post collateral, in some cases subject to a cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. The table below summarizes AGC’s CDS collateral posting requirements as of December 31, 2017 and December 31, 2016

AGC Insured CDS Collateral Posting Requirements

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Gross par of CDS with collateral posting requirement	$497	$690
Maximum posting requirement	464	674
Collateral posted	18	116

The reduction in the collateral posting requirement is primarily attributable to the termination in February 2017 by the Company of its remaining CDS contracts with one of its counterparties as to which it had a posting requirement; the CDS contracts related to approximately $183 million in gross par and $73 million of collateral posted as of December 31, 2016.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2017

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(372)	$(186)
50% widening in spreads	(279)	(93)
25% widening in spreads	(233)	(47)
10% widening in spreads	(205)	(19)
Base Scenario	(186)	—
10% narrowing in spreads	(168)	18
25% narrowing in spreads	(142)	44
50% narrowing in spreads	(97)	89
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.
As part of the terms of its financial guaranty contracts, the Company, under its insurance contract, obtains certain protective rights with respect to the VIE that give the Company additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIE assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations. Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs." The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGC.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2017	2016	2015
Beginning of the period, December 31	9	10	7
Radian Asset Acquisition	—	—	4
Consolidated	—	1	—
Deconsolidated	(1)	(1)	(1)
Matured	—	(1)	—
End of the period, December 31	8	9	10

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $15 million at December 31, 2017 and $34 million at December 31, 2016. The aggregate unpaid principal of the FG VIEs’ assets was approximately $48 million greater than the aggregate fair value at December 31, 2017. The aggregate unpaid principal of the FG VIEs’ assets was approximately $72 million greater than the aggregate fair value at December 31, 2016.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2017 that was recorded in the consolidated statements of operations for 2017 were gains of $6 million. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2016 that was recorded in the consolidated statements of operations for 2016 were gains of $10 million. The change in the instrument-specific credit risk of the FG VIEs’ assets for 2015 were gains of $67 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGC, was $139 million and $219 million as of December 31, 2017 and December 31, 2016, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $9 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2017. The aggregate unpaid principal balance was approximately $28 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2016.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2017		As of December 31, 2016
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$24	$22	$83	$80
U.S. RMBS second lien	32	44	34	50
Manufactured housing	64	65	74	75
Total with recourse	120	131	191	205
Without recourse	2	2	41	41
Total	$122	$133	$232	$246

The consolidation of FG VIEs affects net income and shareholder's equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income (Loss),
Cash Flows From Operating Activities and Shareholder's Equity

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Net earned premiums	$(1)	$(1)	$(2)
Net investment income	(1)	(4)	(14)
Net realized investment gains (losses)	0	0	7
Fair value gains (losses) on FG VIEs	6	14	6
Bargain purchase gain	—	—	2
Loss and LAE	(1)	(1)	1
Effect on income before tax	3	8	0
Less: tax provision (benefit)	2	3	1
Effect on net income (loss)	$1	$5	$(1)

Effect on cash flows from operating activities	$3	$(5)	$(1)

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(7)	$(8)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. In 2017, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $6 million. The primary driver of the 2017 gain in fair value of FG VIE assets and liabilities is price appreciation on the FG VIE assets resulting from improvement in the underlying collateral.

In 2016, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $14 million. The primary driver of the 2016 gain in fair value of FG VIE assets and liabilities was net mark-to-market gains due to price appreciation resulting from improvements in the underlying collateral of HELOC RMBS assets of the FG VIEs.

In 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $6 million which was primarily driven by price appreciation on the Company's FG VIE assets during the year that resulted from improvements in the underlying collateral. This gain was partially offset by the net loss on FG VIEs consolidated and deconsolidated during the year.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of December 31, 2017 and December 31, 2016 the Company had financial guaranty contracts outstanding for approximately 230 and 300 VIEs, respectively, that it did not consolidate based on the Company’s analyses which indicate that it is not the primary beneficiary of any other VIEs. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 93% based on fair value as of December 31, 2017), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type, excluding the effects of the Company's insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the remaining life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Equity method investments in affiliates include primarily a 39.3% investment in MAC Holdings (see Note 11, Investment in MAC Holdings).

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $23 million as of December 31, 2017 and December 31, 2016.

Net Investment Income

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Income from fixed-maturity securities managed by third parties	$68	$65	$68
Income from internally managed securities	70	43	13
Gross investment income	138	108	81
Investment expenses	(2)	(2)	(2)
Net investment income	$136	$106	$79

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Gross realized gains on available-for-sale securities (1)	$50	$14	$24
Gross realized losses on available-for-sale securities	(5)	(2)	(12)
Net realized gains (losses) on other invested assets	—	—	1
Other-than-temporary impairment	(6)	(5)	(7)
Net realized investment gains (losses)	$39	$7	$6
____________________

(1)	Year ended December 31, 2017 includes a gain on Zohar II Notes used as consideration for the MBIA UK Acquisition. See Note 2, Acquisitions.

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Balance, beginning of period	$8	$8	$19
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	0	—
Reductions for securities sold and other settlements	(1)	—	(12)
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	4	0	1
Balance, end of period	$11	$8	$8

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$1,738	$90	$(2)	$1,826	$26	AA-
U.S. government and agencies	2	56	3	(1)	58	—	AA+
Corporate securities	8	226	2	(1)	227	0	A
Mortgage-backed securities(4):
RMBS	3	72	2	(2)	72	(1)	A
CMBS	2	63	1	(1)	63	—	AAA
Asset-backed securities	20	541	150	0	691	81	CCC+
Total fixed-maturity securities	98	2,696	248	(7)	2,937	106	A-
Short-term investments	2	57	0	—	57	—	AAA
Total investment portfolio	100%	$2,753	$248	$(7)	$2,994	$106	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	54%	$1,491	$48	$(16)	$1,523	$11	AA-
U.S. government and agencies	5	140	5	(1)	144	—	AA+
Corporate securities	10	274	4	(2)	276	0	A
Mortgage-backed securities(4):
RMBS	3	96	1	(6)	91	(3)	A
CMBS	3	86	1	(2)	85	—	AAA
Asset-backed securities	18	488	108	0	596	32	CCC+
Foreign government securities	3	78	4	0	82	—	AA
Total fixed-maturity securities	96	2,653	171	(27)	2,797	40	A-
Short-term investments	4	99	0	0	99	—	AA
Total investment portfolio	100%	$2,752	$171	$(27)	$2,896	$40	A
___________________

(1)	Based on amortized cost.

(2)	Also see Note 19, Other Comprehensive Income

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 34% of mortgage backed securities as of both December 31, 2017 and December 31, 2016, based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2017 and December 31, 2016 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
California	$42	$19	$185	$246	$214	BBB+
New York	—	9	202	211	202	AA
Texas	9	68	92	169	162	AA
Washington	60	45	60	165	159	AA
Massachusetts	28	—	43	71	68	AA
Arizona	—	11	57	68	66	AA
Florida	—	2	54	56	54	AA-
Colorado	—	24	26	50	49	AA
District of Columbia	25	—	19	44	42	AA
Illinois	10	6	26	42	41	A-
All others	44	87	370	501	485	AA-
Total	$218	$271	$1,134	$1,623	$1,542	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Fixed-maturity securities:
New York	$—	$10	$201	$211	$208	AA
California	35	1	149	185	175	BBB+
Texas	9	65	90	164	160	AA
Washington	53	35	50	138	137	AA
Massachusetts	27	—	48	75	74	AA
Florida	11	—	48	59	58	AA-
Illinois	9	22	26	57	58	A+
Arizona	—	—	52	52	51	AA-
Colorado	—	6	26	32	32	AA-
District of Columbia	19	—	12	31	30	AA
All others	25	45	271	341	336	AA-
Total	$188	$184	$973	$1,345	$1,319	AA-
____________________

(1)
Excludes $203 million and $178 million as of December 31, 2017 and 2016, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2017		As of December 31, 2016
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Fixed-maturity securities:
Transportation	$330	$295	$254	$242
Water and sewer	215	208	177	175
Tax backed	208	199	211	208
Higher education	144	138	139	135
Healthcare	96	93	79	78
Municipal utilities	68	66	59	59
All others	73	69	54	53
Total	$1,134	$1,068	$973	$950

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$67	$(1)	$93	$(1)	$160	$(2)
U.S. government and agencies	0	0	17	(1)	17	(1)
Corporate securities	68	(1)	21	0	89	(1)
Mortgage-backed securities:
RMBS	4	0	38	(2)	42	(2)
CMBS	8	0	24	(1)	32	(1)
Asset-backed securities	31	0	3	0	34	0
Total	$178	$(2)	$196	$(5)	$374	$(7)
Number of securities		79		75		154
Number of securities with other-than-temporary impairment		8		4		12

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$395	$(15)	$6	$(1)	$401	$(16)
U.S. government and agencies	74	(1)	—	—	74	(1)
Corporate securities	177	(2)	—	—	177	(2)
Mortgage-backed securities:
RMBS	57	(3)	6	(3)	63	(6)
CMBS	66	(2)	—	—	66	(2)
Asset-backed securities	29	0	0	0	29	0
Foreign government securities	7	0	—	—	7	0
Total	$805	$(23)	$12	$(4)	$817	$(27)
Number of securities (1)		265		9		272
Number of securities with other-than-temporary impairment		3		2		5
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2017, four securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2017 was approximately $1 million. As of December 31, 2016, of the securities in an unrealized loss position for 12 months or more, three securities had unrealized losses greater than 10% of book value, with an unrealized loss of $4 million. The Company has determined that the unrealized losses recorded as of December 31, 2017 and December 31, 2016 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2017

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$21	$21
Due after one year through five years	191	195
Due after five years through 10 years	540	554
Due after 10 years	1,809	2,032
Mortgage-backed securities:
RMBS	72	72
CMBS	63	63
Total	$2,696	$2,937

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted total $92 million and $110 million, as of December 31, 2017 and December 31, 2016, respectively. The investment portfolio also contains securities that are held in trust for the benefit of affiliates, in accordance with statutory and regulatory requirements in the amount of $540 million and $213 million based on fair value, as of December 31, 2017 and December 31, 2016, respectively.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $18 million and $116 million as of December 31, 2017 and December 31, 2016, respectively. See Note 8, Contracts Accounted for as Credit Derivatives, for more information.

No material investments of the Company were non-income producing for years ended December 31, 2017 and 2016, respectively.

Externally Managed Portfolio

As of December 31, 2017, the majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio (other than short-term investments and equity method investments in affiliates) represents approximately 24% of the investment portfolio, on a fair value basis as of December 31, 2017 and December 31, 2016. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2017	2016
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$767	$702
Other invested assets	—	84
Other	5	6
Total	$772	$792

The internally managed portfolio also includes an equity method investment in MAC Holdings of $216 million as of December 31, 2017 and $296 million as of December 31, 2016.

Cash and Restricted Cash

The following table provides a reconciliation of the cash reported on the consolidated balance sheets and the cash and restricted cash reported in the statements of cash flows.

Cash and Restricted Cash

	As of December 31,
	2017	2016	2015	2014
	(in millions)
Cash	$46	$68	$22	$26
Restricted cash (1)	0	2	—	2
Total cash and restricted cash	$46	$70	$22	$28
____________________

(1)	Amounts relate to cash held in trust accounts and are reported in other assets in consolidated balance sheets. See Note 14, Reinsurance and Other Monoline Exposures, for more information.

11.     Investment in MAC Holdings

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

The Company classifies distributions received from equity method investees using the cumulative earnings approach. Distributions received are considered returns on investment and classified as cash inflows from operating activities, unless the investor’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the investor. When such an excess occurs, the current-period distribution up to this excess should be considered a return of investment and classified as cash inflows from investing activities.

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended December 31, 2017, 2016 and 2015. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Year Ended December 31,
	2017	2016	2015
	(in millions)
Total assets	$839	$1,124	$1,561
Total liabilities	289	372	601
Total revenues	121	173	156
Net income	82	111	100

The table below presents summarized distributions for MAC and MAC Holdings as of and for the periods ended December 31, 2017, 2016 and 2015. MAC Holdings distributed nearly the entire amounts to AGM and AGC, in proportion to their ownership percentages.

Dividends and Return of Capital

	As of and for the Year Ended December 31,
	2017	2016	2015
	(in millions)
Dividends paid by MAC to MAC Holdings	$36	$—	$—
Repurchase of common stock by MAC from MAC Holdings(1)	250	—	—
Repayment of surplus note by MAC to MAC Holdings	—	300	—
___________________

(1)
Represents repurchase of 64,322 of MAC's shares. Pursuant to MAC's Amended and Restated Charter, the par value of MAC's remaining shares of common stock issued and outstanding increased automatically in order to maintain MAC's total paid-in capital at $15 million.

12.	Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to local regulatory bodies in the U.S. for AGC. The discussion that follows describes the basis of accounting and differences to U.S. GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2017	2016	2017	2016	2015
	(in millions)
AGC(1)(2)	$2,073	$1,896	$219	$108	$(92)
____________________

(1)	Policyholders' surplus of AGC includes its indirect share of MAC. AGC owns approximately 39% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

(2)
As indicated in Note 2, Acquisitions, AGC completed the acquisition of MBIA UK (now AGLN) on January 10, 2017, CIFGH (the parent company of CIFGNA) on July 1, 2016 and Radian Asset on April 1, 2015. As mentioned in Note 1, Business and Basis of Presentation, AGC sold AGLN to AGM on June 26, 2017. Both CIFGNA and Radian Asset were merged with and into AGC, with AGC as the surviving company of the merger. The impact to AGC's policyholders' surplus was a decrease of approximately $36 million from the MBIA UK acquisition, on a statutory basis, as of January 10, 2017, and an increase of $287 million from the CIFG acquisition, on a statutory basis, as of July 1, 2016.

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (NAIC) and the MIA. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis, except for those related to CIFGNA which was merged into AGC in 2016 and therefore subject to statutory merger accounting requiring the restatement of prior year balances of AGC to include CIFGNA. On the CIFG Acquisition Date, accounting policies were conformed with AGC's accounting policies which do not include any permitted practices.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•
insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated;

•	surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than liabilities with periodic accrual of interest;

•	acquisitions are accounted for as either statutory purchases or statutory mergers, rather than the purchase method under GAAP;

•	sale of subsidiaries deemed to be under common control is reflected in the statement of income, rather than treated as an equity transaction under GAAP;

•
losses are discounted at a rate of 4.5% in 2017 and 4.0% in 2016, recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP; and

•
mergers of acquired companies are treated as statutory mergers at historical balances and financial statements are retroactively revised assuming the merger occurred at the beginning of the prior year, rather than prospectively beginning with the date of acquisition at fair value under GAAP.

Contingency Reserves

From time to time, AGC has obtained MIA's approval to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations. In 2017, on the latter basis, AGC obtained the MIA's approval for a contingency reserve release of approximately $134 million. In 2016, on the latter basis, AGC obtained the MIA's approval for a contingency reserve release of approximately $152 million.

With respect to the regular, quarterly contributions to contingency reserves required by the applicable Maryland laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category.  In accordance with such laws and regulations, and with the approval of the MIA, AGC ceased making quarterly contributions to its contingency reserves for both municipal and non-municipal business, beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGC satisfies the foregoing condition for its applicable lines of business.

Dividend Restrictions and Capital Requirements

Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2018 for AGC to distribute as ordinary dividends is approximately $133 million. Of such $133 million, approximately $54 million is available for distribution in the first quarter of 2018.

Dividends

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Dividends paid by AGC to AGUS	$107	$79	$90

See Note 11, Investment in MAC Holdings, for information on MAC's dividends, stock repurchase and surplus note repayments.

Stock Repurchase by AGC

On December 21, 2017, the MIA approved AGC's request to repurchase its shares of common stock from its direct parent, AGUS. AGC paid $200 million in January 2018. Each share repurchased by AGC was retired and ceased to be an authorized share.

13.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Effect of the Tax Act

On December 22, 2017, the Tax Act was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances and the one-time transition tax. The Company recognized a provisional amount of $42 million, which is included as a component of income tax expense from continuing operations. The Company will continue to assess its provision for income taxes as future guidance is issued. Any adjustments, if necessary, during the measurement period guidance outlined in Staff Accounting Bulletin No. 118 will be included in net earnings from continuing operations as an adjustment to income tax expense in the reporting period when such adjustments are determined.

Provisional Amounts

Deferred Tax Assets and Liabilities

The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. However, the Company is still analyzing certain aspects of the Tax Act and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional amount recorded related to the remeasurement of its deferred tax balance was $48 million.

Foreign Tax Effects

The one-time transition tax is based on total post-1986 earnings and profits (E&P) for which the Company had previously deferred U.S. income taxes. While the toll tax is charged to other subsidiaries within the consolidated tax return filing group, AGC receives a current benefit for foreign tax credits generated from the toll tax which are realizable as carried back on previously filed tax returns. The Company recorded a provisional amount for the benefit of $6 million. The Company has not yet completed its calculation of the total post-1986 foreign E&P for these non-U.S. subsidiaries. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. This amount may change when the Company finalizes the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation.

The table below summarizes the impact of the Tax Act on the consolidated statements of operations.

Summary of the Tax Act Effect

Year Ended December 31, 2017
(in millions)
Foreign tax credit realized	$(6)
Net impact of repatriation	(6)
Write down of deferred tax asset due to tax rate change	48
Net impact of Tax Act	$42

Provision for Income Taxes

AGC and its formerly owned subsidiary, AGUK, are subject to U.S. and U.K. income tax, respectively. AGC is taxed at the U.S. corporate income tax rate of 35% and AGUK is taxed at the U.K. blended marginal corporate tax rate of 19.25%. On January 10, 2017, AGC purchased MBIA UK, a U.K. based insurance company. After the purchase, MBIA UK changed its name to AGLN and continues to file its tax returns in the U.K. as a separate entity. For additional information on the MBIA UK Acquisition, see Note 2, Acquisitions. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 1, 2017 the U.K. corporation tax rate was 20%. On June 26, 2017, AGC sold its foreign subsidiaries to AGM, see Note 1, Business and Basis of Presentation.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Expected tax provision (benefit) at statutory rates	$146	$207	$204
Tax-exempt interest	(14)	(12)	(14)
Gain on bargain purchase	(20)	(124)	(19)
Change in liability for uncertain tax positions	(22)	5	4
Effect of provision to tax return filing adjustments	(1)	(9)	(2)
Effect of Tax Act	42	—	—
Other	(1)	(1)	3
Total provision (benefit) for income taxes	$130	$66	$176
Effective tax rate	31.2%	11.1%	30.1%

The change in liability for uncertain tax positions for 2017 is driven by the closure of the 2009 – 2012 IRS Audit, see "Audits" below for further discussion.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S tax as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2017	2016
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$22	$42
Unearned premium reserves, net	86	184
Loss and LAE reserve	—	167
Deferred compensation	4	23
Investment basis difference	9	26
Foreign tax credit	13	19
Net operating loss	38	64
FG VIE	2	—
Other	0	22
Total deferred income tax assets	174	547
Deferred tax liabilities:
Unrealized appreciation on investments	41	33
Unrealized gains on CCS	6	11
FG VIE	—	7
Market discount	7	38
Loss and LAE reserve	33	—
Other	5	17
Total deferred income tax liabilities	92	106
Less: Valuation allowance	13	19
Net deferred income tax asset	$69	$422

As part of the CIFG Acquisition, the Company acquired $189 million of NOL which will begin to expire in 2033. The NOL has been limited under Internal Revenue Code Section 382 due to a change in control as a result of the acquisition. As of December 31, 2017, the Company had $182 million of NOL’s available to offset its future U.S. taxable income.

Valuation Allowance

The Company has $13 million of FTC from previous acquisitions for use against regular tax in future years which will expire in 2020. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of December 31, 2017, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2013 to present. In December 2016, the IRS issued a Revenue Agent Report (RAR) which did not identify any material adjustments that were not already accounted for in the prior periods. In April 2017, the Company received a final letter from the IRS to close the audit with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $25 million in the second quarter of 2017. The Company's former U.K. subsidiaries are not currently under examination and have open tax years of 2015 forward. CIFGNA, which was acquired by AGC during 2016, is not currently under examination and has open tax years of 2014 to present.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2017	2016	2015
	(in millions)
Balance as of January 1,	$25	$21	$17
Effect of provision to tax return filing adjustments	2	2	2
Increase in unrecognized tax positions as a result of position taken during the current period	1	2	2
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	(22)	—	—
Balance as of December 31,	$6	$25	$21

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.5 million for 2017, $0.9 million for 2016 and $0.5 million for 2015. As of December 31, 2017 and December 31, 2016, the Company has accrued $0.6 million and $3.2 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2017 would affect the effective tax rate, if recognized. The reduction in reserves is driven by the closure of the 2009- 2012 IRS Audit.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 6 are followed. For any assumed or ceded credit derivative contracts, the accounting model in Note 8 is followed.

Assumed and Ceded Business

The Company assumes business from affiliated and non-affiliated companies, including other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the assumed business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of December 31, 2017, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $15 million.

The Company has ceded business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Premiums Written:
Direct	$(4)	$3	$20
Assumed (1)	(2)	(2)	3
Ceded (2)	4	8	(1)
Net	$(2)	$9	$22
Premiums Earned:
Direct	$285	$344	$270
Assumed	30	46	47
Ceded	(84)	(105)	(87)
Net	$231	$285	$230
Loss and LAE:
Direct	$(21)	$49	$276
Assumed	5	24	58
Ceded	70	(27)	(134)
Net	$54	$46	$200
 ____________________
(1)    Negative assumed premiums written were due to changes in expected debt service schedules.

(2)    Positive ceded premiums written were due to commutations and changes in expected debt service schedules.

In addition to the items presented in the table above, the Company records in the consolidated statements of operations, the effect of assumed and ceded credit derivative exposures. These amounts were losses of $17 million in 2017, $3 million in 2016 and $162 million in 2015.

Exposure to Reinsurers (1)

	As of December 31, 2017		As of December 31, 2016
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Due (To) From:
Assumed premium, net of commissions	$27	$3	$10	$6
Ceded premium, net of commissions	(56)	0	(63)	(3)
Assumed expected loss to be paid	(42)	(1)	(30)	(9)
Ceded expected loss to be paid	199	—	298	1
Par Outstanding:
Ceded par outstanding (2)	26,715	75	33,812	660
Assumed par outstanding	4,486	2,108	2,705	2,586
Second-to-pay insured par outstanding (3)	1	1,616	297	2,509
____________________

(1)
There was no collateral posted by third party reinsurers and $288 million posted by affiliated reinsurers as of December 31, 2017. The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of December 31, 2016 was $424 million. The December 31, 2016 collateral excludes amounts for the benefit of AG UK.

(2)	Of the total ceded par to unrated or BIG rated reinsurers, none and $44 million is rated BIG as of December 31, 2017 and December 31, 2016, respectively.

(3)
The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $104 million and $332 million as of December 31, 2017 and December 31, 2016, respectively. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by such other monoline financial guaranty insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations

In 2017, the Company entered into commutation agreements where it reassumed $456 million in par previously ceded to one affiliated and one unaffiliated reinsurers. The Company recorded a gain of $4 million in 2017 on these commutations.    In 2016, an assumed U.S. structured finance transaction for $12 million in par was canceled. In addition, the Company canceled a retrocession to AG Re of $1.2 billion of insured par as part of the CIFG Acquisition, see Note 2, Acquisitions. The Company recorded a loss of $10 million in 2016 on these cancellations.

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility replaces a similar $400 million aggregate excess of loss reinsurance facility, of which $360 million was placed with unaffiliated reinsurers, that AGC, AGM and MAC had entered into effective January 1, 2016 and which terminated on December 31, 2017. The new facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated non-investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the

Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $0.8 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurer its share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2018 for the term January 1, 2018 through December 31, 2018 and deposited approximately $3.2 million in cash into a trust account (of which AGC deposited approximately $0.3 million) for the benefit of the reinsurer to be used to pay the premiums for 2019. The main differences between the new facility and the prior facility that terminated on December 31, 2017 are the reinsurance attachment point ($0.8 billion versus $1.25 billion), the total reinsurance coverage ($180 million part of $400 million versus $360 million part of $400 million) and the annual premium ($3.2 million versus $9 million).

Reinsurance of SGI’s Insured Portfolio

On February 2, 2018, AGC entered into an agreement with SGI to reinsure, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The transaction also includes the commutation of a book of business ceded to SGI by AGM. The transactions reinsured and commuted will total approximately $14.5 billion. As consideration for the transaction, at closing, SGI will pay $360 million and assign installment premiums estimated to total $55 million in present value to Assured Guaranty. The reinsured portfolio consists predominantly of public finance and infrastructure obligations that meet AGC’s new business underwriting criteria. Additionally, on behalf of SGI, AGC will provide certain administrative services on the assumed portfolio, including surveillance, risk management, and claims processing. The transaction is subject to regulatory approval and other closing conditions, and is expected to close by the end of the second quarter of 2018.

Other Monoline Exposure

As of December 31, 2017, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $25 million insured by National Public Finance Guarantee Corporation (National) and $10 million insured by AGM.

15.	Related Party Transactions

Guaranties or Contingencies for Related Parties

AGC had issued financial guaranty policies guaranteeing the obligations of its affiliate, AG Financial Products Inc. (AGFP), to various third‑party beneficiaries under credit default swap agreements. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

The Company currently provides support to AGUK through a Further Amended and Restated quota share reinsurance agreement (the Quota Share Agreement), a Further Amended and Restated excess of loss reinsurance agreement (the XOL Agreement), and a Further Amended and Restated net worth maintenance agreement (the AGUK Net Worth Agreement). Pursuant to the Quota Share Agreement, AGUK cedes 90% of its financial guaranty insurance and reinsurance exposure to AGC. Pursuant to the XOL Agreement, AGC indemnifies AGUK for 100% of losses (net of the quota share reinsurance agreement discussed above) incurred by AGUK in excess of an amount equal to (a) AGUK’s capital resources minus (b) 110% of the greatest of the amounts as may be required by the PRA as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K. Pursuant to the AGUK Net Worth Agreement, if AGUK's net worth falls below 110%

of the minimum level of capital required by the PRA, AGC must invest additional funds in order to bring the capital of AGUK back into compliance with the required amount.

In 2016, AGC and AGUK reached an agreement with the PRA that, in order for AGC to secure its outstanding reinsurance of AGUK under the Quota Share Agreement and XOL Agreement, AGC shall post as collateral its share of AGUK-guaranteed triple-X insurance bonds that have been purchased by AGC for loss mitigation and an additional amount to be determined by (i) using AGUK’s internal capital requirement model to calculate at the 99.5% confidence interval the losses expected to be borne by AGC for the exposures it has assumed from AGUK that do not have loss reserves (non-reserve exposures); (ii) adding the amount of loss reserves ceded by AGUK to AGC under U.K. GAAP; (iii) subtracting from such sum AGUK’s capital resources under its internal capital requirement model (the result of clauses (i) through (iii) being referred to as the resulting amount); and then (iv) reducing the resulting amount by 50% of the portion of the resulting amount that was contributed by the non-reserve exposures. Accordingly, AGC and AGUK entered into a trust agreement pursuant to which AGC established a reinsurance trust account for the benefit of AGUK and deposits therein sufficient assets to satisfy the above-described collateral requirement agreed with the PRA. This new collateral requirement is reflected in the Quota Share Agreement and XOL Agreement, which were approved by the MIA and made effective in July 2016.

Letter of Support

AGC, as successor to CIFGNA, is a party to the letter of support dated December 6, 2001 issued to CIFGE.  Pursuant to such letter of support, AGC agrees to maintain CIFGE’s  statutory capital and surplus to policyholders under French law and regulation in an amount not less than €20 million for so long as CIFGE carries on business. As of December 31, 2017, CIFGE’s statutory capital and surplus to policyholders was approximately €34 million. No capital contributions were made to CIFGE by AGC pursuant the letter of support since AGC succeeded CIFGNA as the parent of CIFGE in July 2016.

The foregoing reinsurance and net worth maintenance agreements, and the letter of support will be amended to address requests from the PRA in connection with the proposed European business combination, including that the collateral requirement be calculated using a different methodology, which may materially increase the amount of collateral that AGC will be required to post in support of its reinsurance obligations to AGUK.  The amendments are still being discussed with the PRA and will require the approval of the MIA before being implemented.

Management, Service Contracts or Cost Sharing Arrangements

Until December 31, 2016, the Company and various of its affiliates were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement). Under the Group Service Agreement, the Company was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  The Company’s employees made available to its Bermuda, US and UK affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company enjoyed the use of certain equipment and office space leased by its New York affiliate, AGM.  Expenses under the Group Service Agreement were allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provided for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

In the first quarter of 2017, the Company’s parent, AGUS, formed and capitalized AG Services, a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) the Company transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace the Company with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

Until December 31, 2016, the Company also provided services to two of its Bermuda affiliates, AGL and AGRe, pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013) (the Bermuda Service Agreements).  Under the Bermuda Service Agreements, the Company provided certain services to AGL and AGRe, as applicable and as needed and requested by such companies, including, but limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services.  In addition, under the agreement with AGL, AGL made available to the Company employee benefits, including stock options and restricted stock, as may have been granted from time to time at the discretion of AGL’s Board of Directors.  In connection with the transfer of the Company’s employees (and the related employee benefit, retirement and health plans) to AG Services, as described above, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016 and, effective January 1, 2017, AG Services entered into one new service with AGL and AG Re, which agreement is substantially identical to the Bermuda Service Agreements.

The transfer from AGC to AG Services of $12 million in net assets related to benefit, retirement and health plans was recorded as a deemed dividend in the 2017 financial statements.

See Note 18, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Affiliated companies:
AG Services	$44	$—	$—
AGM	—	(61)	(54)
MAC	—	(16)	(14)
AGL	2	(8)	(10)
AG Re	—	(9)	(9)
Other	2	(4)	(6)
Total	$48	$(98)	$(93)

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2017	2016
	(in millions)
Affiliated companies:
AG Services	$(15)	$—
AGM	7	37
MAC	0	8
AG Re	1	4
AGL	(1)	(5)
Other	6	5
Total	$(2)	$49

Note Payable to Affiliate

See Note 17, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2017	2016
	(in millions)
Assets:
Premium receivable
AGM and AGE	$27	$10
Ceded unearned premium reserve
AG Re	140	184
MAC	82	121
Deferred acquisition costs(1)(2)
AG Re	(40)	(53)
AGM and AGE	14	5
Reinsurance recoverable on unpaid losses
AG Re	204	290
MAC	1	0
Salvage and subrogation recoverable
AGM and AGE	35	9
Reinsurance recoverable on paid losses(1)
AG Re	0	0
MAC	0	—
Assumed funds held(1)
AGM and AGE	12	12
Net credit derivative asset (liability)
AG Re	36	46
AGFP	0	4
Liabilities:
Unearned premium reserve
AGM and AGE	154	143
Loss and loss adjustment expense reserve
AGM and AGE	23	2
Reinsurance balances payable, net
AG Re	76	80
AGM and AGE	1	0
MAC	1	1
Ceded funds held(3)
AG Re	15	6
Other information:
Assumed par outstanding
AGM and AGE	4,486	2,705
Ceded par outstanding
AG Re	12,721	16,899
AGM	—	21
MAC	13,994	16,892
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	December 31, 2016 amounts are included in other liabilities on the consolidated balance sheets.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Revenues:
Net earned premiums
AG Re	$(43)	$(52)	$(47)
MAC	(39)	(51)	(37)
AGM and AGE	27	41	33
Realized gains and other settlements on credit derivatives
AG Re	0	(5)	(28)
AGFP	3	24	81
AGM and AGE	0	0	(4)
Net unrealized gains (losses) on credit derivatives
AG Re	(12)	(10)	(119)
Expenses:
Loss and LAE (recoveries)
AG Re	71	(27)	(134)
AGM and AGE	9	8	0
MAC	(1)	0	—
Commissions expense (income)
AG Re	(12)	(14)	(13)
AGM and AGE	1	1	1

16.	Commitments and Contingencies

Leases

The Company occupies office space that is leased by AGM and is allocated a portion of such rent expense. Rent expense was $0.2 million in 2017, $3.7 million in 2016 and $3.4 million in 2015.

AGM leases and occupies approximately 103,500 square feet in New York City through 2032. Subject to certain conditions, AGM has an option to renew the lease for five years at a fair market rent.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the U.S. District Court for the District of Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See the "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. Also refer to the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

17.	Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. The custodial trusts were created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their respective maximums. The annualized rate on the AGC CCS is one-month LIBOR plus 250 basis points.

See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

18.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL (the Board), except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2017, 10,034,895 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $3 million, $3 million and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. Stock options granted to directors vest over one year and expire in seven years or ten years from grant date. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant (adjusted for the timing of dividends). Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million, $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2017, 2016 and 2015, respectively.

Defined Contribution Plan

Effective January 1, 2017, AG Services (see Note 15) maintains a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $18,000 for 2017. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $3 million and $3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Cash-Based Compensation Plans

Assured Guaranty maintains a Performance Retention Plan (PRP) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments that vest over four years. The cash payment depends on growth in certain measures of intrinsic value and financial return defined in each PRP award agreement. The Company recognized performance retention plan expenses of $3 million, $4 million, and $3 million for the years ended December 31, 2017, 2016 and 2015, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

Deferred Compensation

Certain executives of the Company elected to invest a portion of their Assured Guaranty Corp. Supplemental Executive Retirement Plan (AGC SERP) accounts in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. The number of units equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election. Effective January 1, 2017, the plan was assigned to AG US Group Services Inc. and its name changed to AG US Group Services Inc. Supplemental Executive Retirement Plan.

19.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$76	$26	$(37)	$65
Reclassification of stranded tax effects (see Note 1)	13	15	—	$28
Other comprehensive income (loss) before reclassifications	61	39	11	111
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(45)	6	—	(39)
Net investment income	(26)	—	—	(26)
Other income (loss)	—	—	14	14
Total before tax	(71)	6	14	(51)
Tax (provision) benefit	25	(2)	(5)	18
Total amount reclassified from AOCI, net of tax	(46)	4	9	(33)
Net current period other comprehensive income (loss)	15	43	20	78
Sale of the European Subsidiaries to affiliate (see Note 1)	20	—	17	37
Balance, December 31, 2017	$124	$84	$—	$208

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$60	$3	$(15)	$48
Other comprehensive income (loss) before reclassifications	24	20	(22)	22
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(12)	5	—	(7)
Tax (provision) benefit	4	(2)	—	2
Total amount reclassified from AOCI, net of tax	(8)	3	—	(5)
Net current period other comprehensive income (loss)	16	23	(22)	17
Balance, December 31, 2016	$76	$26	$(37)	$65

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$80	$6	$(9)	$77
Other comprehensive income (loss) before reclassifications	(13)	(6)	(6)	(25)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(10)	4	—	(6)
Tax (provision) benefit	3	(1)	—	2
Total amount reclassified from AOCI, net of tax	(7)	3	—	(4)
Net current period other comprehensive income (loss)	(20)	(3)	(6)	(29)
Balance, December 31, 2015	$60	$3	$(15)	$48

20.	Subsequent Events

Subsequent events have been considered through March 12, 2018, the date on which these financial statements were issued, and are discussed in the notes above.